Exhibit 1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
VISTEON CORPORATION, et al.,[1]	)	Case No. 09-11786 (CSS)
)
	)	Jointly Administered
Debtors.	)
)
THIRD AMENDED JOINT PLAN OF REORGANIZATION
OF VISTEON CORPORATION AND ITS DEBTOR AFFILIATES
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

PACHULSKI STANG ZIEHL & JONES LLP	KIRKLAND & ELLIS LLP
Laura Davis Jones (DE Bar No. 2436)	James H. M. Sprayregen, P.C. (IL 6190206)
James E. O’Neill (DE Bar No. 4042)	James J. Mazza, Jr. (IL 6275474)
Mark M. Billion (DE Bar No. 5263)	Sienna R. Singer (IL 6287154)
919 North Market Street, 17th Floor	300 North LaSalle
Wilmington, Delaware 19899-8705	Chicago, Illinois 60654
Telephone: (302) 652-4100	Telephone: (312) 862-2000

Marc Kieselstein, P.C. (IL 6199255)
Brian S. Lennon (NY 4215083)
601 Lexington Avenue
New York, New York 10022-4611
Telephone: (212) 446-4800
Attorneys for the Debtors and Debtors in Possession
Dated: May 24, 2010

1	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Visteon Corporation (9512); ARS, Inc. (3590); Fairlane Holdings, Inc. (8091); GCM/Visteon Automotive Leasing Systems, LLC (4060); GCM/Visteon Automotive Systems, LLC (7103); Infinitive Speech Systems Corp. (7099); MIG-Visteon Automotive Systems, LLC (5828); SunGlas, LLC (0711); The Visteon Fund (6029); Tyler Road Investments, LLC (9284); VC Aviation Services, LLC (2712); VC Regional Assembly & Manufacturing, LLC (3058); Visteon AC Holdings Corp. (9371); Visteon Asia Holdings, Inc. (0050); Visteon Automotive Holdings, LLC (8898); Visteon Caribbean, Inc. (7397); Visteon Climate Control Systems Limited (1946); Visteon Domestic Holdings, LLC (5664); Visteon Electronics Corporation (9060); Visteon European Holdings Corporation (5152); Visteon Financial Corporation (9834); Visteon Global Technologies, Inc. (9322); Visteon Global Treasury, Inc. (5591); Visteon Holdings, LLC (8897); Visteon International Business Development, Inc. (1875); Visteon International Holdings, Inc. (4928); Visteon LA Holdings Corp. (9369); Visteon Remanufacturing Incorporated (3237); Visteon Systems, LLC (1903); Visteon Technologies, LLC (5291). The location of the Debtors’ corporate headquarters and the service address for all the Debtors is: One Village Center Drive, Van Buren Township, Michigan 48111.

TABLE OF CONTENTS

Page

INTRODUCTION	1

ARTICLE I. DEFINED TERMS AND RULES OF INTERPRETATION	1
A. Defined Terms	1
B. Rules of Interpretation	17

ARTICLE II. ADMINISTRATIVE AND PRIORITY CLAIMS	18
A. Administrative Claims	18
B. Professional Claims	18
C. DIP Facility Claims	19
D. Priority Tax Claims	19

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS	20
A. Sub Plans	20
B. Classification of Claims and Interests	20
C. Treatment of Classes of Claims and Interests	21
D. Special Provision Governing Unimpaired Claims	28

ARTICLE IV. PROVISIONS FOR IMPLEMENTATION OF THE PLAN	28
A. General Settlement of Claims	28
B. New Visteon Common Stock	28
C. Registration Exemptions	28
D. Subordination	29
E. Vesting of Assets in the Reorganized Debtors	29
F. Cancellation of Notes, Instruments, Certificates and Other Documents	30
G. Issuance of New Securities; Execution of Plan Documents	30
H. Acquisition of Assets Held by Oasis Trust	30
I. Post-Confirmation Property Sales	30
J. Corporate Action	30
K. Certificate of Incorporation and Bylaws	31
L. Effectuating Documents, Further Transactions	31
M. Section 1146(a) Exemption	31
N. Directors and Officers of Reorganized Visteon	32
O. Directors and Officers of Reorganized Debtors Other Than Visteon Corporation	32
P. Employee Benefits and Incentive Plans	32
Q. Employment Agreement & Change in Control Agreements	33
R. Intercompany Account Settlement	33
S. Preservation of Rights of Action	33
T. Restructuring Transactions	34
U. Post-Effective Date Financing	35
V. Corporate Existence	35

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TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

Page
EXHIBIT A Board Selection Term Sheet	68

EXHIBIT B Warrant Agreement	69

INTRODUCTION2
     Visteon Corporation and the other Debtors in the above-captioned Chapter 11 Cases jointly propose the following Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan of reorganization for each Debtor for the resolution of outstanding Claims against, and Interests in, each Debtor pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101—1532. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in ARTICLE III hereof shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate the substantive consolidation of any of the Debtors. The Plan contemplates Confirmation and Consummation through either of the Rights Offering Sub Plan or the Claims Conversion Sub Plan.
ARTICLE I.
DEFINED TERMS AND RULES OF INTERPRETATION
A. Defined Terms
     1. 7.00% Senior Notes: The 7.00% senior notes due March 10, 2014, issued by Visteon Corporation in the amount of $450,000,000 pursuant to the 7.00% Senior Notes Indenture.
     2. 7.00% Senior Notes Claims: The Claims derived from or based upon the 7.00% Senior Notes Indenture.
     3. 7.00% Senior Notes Indenture: That certain supplemental indenture, dated as of March 10, 2004, by and between Visteon Corporation and J.P. Morgan Trust Company, N.A., as trustee.
     4. 8.25% Senior Notes: The 8.25% senior notes due August 1, 2010, issued by Visteon Corporation in the amount of $700,000,000 pursuant to the 8.25% Senior Notes Indenture.
     5. 8.25% Senior Notes Claims: The Claims derived from or based upon the 8.25% Senior Notes Indenture.
     6. 8.25% Senior Notes Indenture: That certain indenture, dated as of June 23, 2000, by and between Visteon Corporation and Bank One Trust Company, N.A., as trustee, as amended.
     7. 12.25% Senior Notes: The 12.25% senior notes due December 31, 2016, issued by Visteon Corporation in the amount of $206,386,000 pursuant to the 12.25% Senior Notes Indenture.

[2]	Capitalized terms used in this Introduction are defined in ARTICLE I herein.

     8. 12.25% Senior Notes Claims: The Claims derived from or based upon the 12.25% Senior Notes Indenture.
     9. 12.25% Senior Note Indenture: That certain second supplemental indenture, dated as of June 18, 2008, by and among Visteon Corporation, the guarantors party thereto, and The Bank of New York Trust Company, N.A., as trustee.
     10. ABL Claim: Any Claim derived from or based upon the ABL Facility.
     11. ABL Facility: The revolving credit facility set forth in the ABL Facility Credit Agreement.
     12. ABL Facility Administrative Agent: The Bank of New York Mellon, or its successor, in its capacity as administrative agent under the ABL Facility.
     13. ABL Facility Credit Agreement: That certain Credit Agreement, dated August 14, 2006, as amended, supplemented, or modified from time to time, between Visteon Corporation and each subsidiary of Visteon Corporation party thereto, as borrowers, Ford Motor Company, as sole lender and swingline lender, and the ABL Facility Administrative Agent.
     14. ABL Lender: Ford Motor Company, in its capacity as a lender under the ABL Facility.
     15. Accommodation Agreements: Collectively, (a) that certain Letter Agreement among the Debtors, a certain non-Debtor Affiliate, and General Motors Company, dated September 15, 2009, approved by Final Order entered on October 7, 2009 [Docket No. 1102], (b) that certain Accommodation Agreement, among the Debtors, a certain non-Debtor Affiliate, and Chrysler Group LLC, dated October 2, 2009, approved by Final Order entered on November 12, 2009 [Docket No. 1305], (c) that certain Accommodation Agreement, among the Debtors, their non-Debtor Affiliates and subsidiaries, and Nissan North America, Inc., dated October 22, 2009, approved by Final Order entered on November 12, 2009 [Docket No. 1307], (d) that certain Accommodation Agreement, by and between Honda of America Mfg., Inc. and the Debtors, dated November 25, 2009, approved by Final Order entered on December 10, 2009 [Docket No. 1446], and (e) that certain Facilities and Accommodation Agreement, among Ford Motor Company, Automotive Components Holdings, LLC, and certain Debtors and non-Debtor Affiliates, dated December 16, 2009, approved by Final Order entered on December 10, 2009 [Docket No. 1441].
     16. Accredited Investor: As defined in Rule 501 of Regulation D promulgated under the Securities Act.
     17. Ad Hoc Group of Noteholders: As defined in the Equity Commitment Agreement.
     18. Administrative Claim: A Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; (c) the reasonable fees and expenses of the Notes Trustee incurred in connection with the Chapter 11 Cases; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
     19. Administrative Claim Bar Date: The deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except with respect to Professional Claims, which shall be subject to the provisions of ARTICLE II.B.
     20. Affiliate: As defined in section 101(2) of the Bankruptcy Code and as pertains to the Debtors or Reorganized Debtors, as applicable.
     21. Allotted Portion: As defined in the Equity Commitment Agreement.
     22. Allowed: Except as otherwise provided herein: (a) a Claim or Interest that is (i) listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, or (ii) evidenced by a valid Proof of Claim, filed by the applicable Bar Date and as to which the Debtors or other parties in interest have not filed an objection to the allowance thereof within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (b) a Claim that is Allowed pursuant to the Plan or any stipulation approved by, or Final Order of, the Bankruptcy Court.
     23. Allowed Senior Notes Claims: Collectively, the Allowed 7.00% Senior Notes Claims, the Allowed 8.25% Senior Notes Claims, and the Allowed 12.25% Senior Notes Claims.
     24. Avoidance Actions: Any and all avoidance, recovery, subordination, or other actions or remedies that may be brought on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 544, 547, 548, 550, 551, 552, or 553 of the Bankruptcy Code.
     25. Backstop Commitment: The obligation of the Investors severally and not jointly, to purchase, or cause one or more of their affiliates to purchase, on the Effective Date, Rights Offering Shares that are unsubscribed pursuant to ARTICLE V.F of the Plan in accordance with such Investors’ backstop obligations as set forth in the Equity Commitment Agreement.
     26. Bankruptcy Code: Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time.
     27. Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or order of a district court pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the District of Delaware.
     28. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

     29. Bar Date: As applicable, (a) October 15, 2009, (b) the Government Bar Date, or (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for filing Claims.
     30. Board Selection Term Sheet: Under the Claims Conversion Sub Plan, that certain term sheet filed with the Court on March 15, 2010 [Docket No. 2546] pursuant to which the New Board shall be selected. Under the Rights Offering Sub Plan, that certain term sheet among Visteon Corporation and the Requisite Investors, attached as Exhibit A to the Plan.
     31. Business Day: Any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).
     32. Cash: The legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
     33. Cash Amount: For each Non-Eligible Holder, the lesser of (a) its Cash Amount Allocation of $50.0 million in Cash or (b) 40% of the amount of such holder’s Allowed Claim in Cash.
     34. Cash Amount Allocation: The proportion that a Non-Eligible Holder’s Allowed Senior Notes Claim bears to the aggregate of Allowed Senior Notes Claims held by all Non-Eligible Holders.
     35. Cash Recovery Backstop Investor: Each Eligible Holder of an Allowed Senior Notes Claim that is party to the Cash Recovery Backstop Agreement.
     36. Cash Recovery Backstop Agreement: That certain cash recovery backstop agreement, dated May 6, 2010, by and among Visteon Corporation and the investor parties thereto.
     37. Cash Recovery Subscription Equity: The aggregate number of Rights Offering Shares for which Non-Eligible Holders would have been entitled to subscribe pursuant to Subscription Rights had such Non-Eligible Holders been Eligible Holders.
     38. Causes of Action: Any and all Claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors, the debtors in possession, and/or the Estates (including those actions set forth in the Plan Supplement), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

     39. Certificate: Any instrument evidencing a Claim or an Interest.
     40. Chapter 11 Cases: The jointly administered chapter 11 cases commenced by the Debtors, with case numbers 09-11786 through 09-11816, and styled In re Visteon Corporation, et al., Case No. 09-11786 (CSS), which are currently pending before the Bankruptcy Court.
     41. Claim: As defined in section 101(5) of the Bankruptcy Code.
     42. Claims and Solicitation Agent: Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (888) 249-2792, retained as the Debtors’ claims and solicitation agent by order dated May 29, 2009, entitled Order Authorizing Employment and Retention of Kurtzman Carson Consultants LLC as Notice, Claims, and Solicitation Agent for Debtors [Docket No. 79].
     43. Claims Conversion Sub Plan: The Plan if the Debtors do not obtain Consummation of the Rights Offering Sub Plan. For the avoidance of doubt, the Claims Conversion Sub Plan shall be premised on the valuation of the Debtors as set forth in the Debtors’ Second Amended Disclosure Statement for the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code attached to the Equity Commitment Agreement.
     44. Claims Register: The official register of Claims and Interests maintained by the Claims and Solicitation Agent.
     45. Class: A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
     46. Co-Investor: As defined in the Equity Commitment Agreement.
     47. Confirmation: The entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.
     48. Confirmation Date: The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
     49. Confirmation Hearing: The hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code on the motion for entry of the Confirmation Order.
     50. Confirmation Order: The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     51. Connersville / Bedford Pension Plan: That certain Pension Plan of Visteon Systems, LLC Connersville and Bedford Plants, as amended through December 22, 2009.
     52. Consenting Note Holders: Those certain holders of Allowed Senior Notes Claims that are party to the Plan Support Agreement.

     53. Consummation: The occurrence of the Effective Date.
     54. Contingent Holder: A holder of an Allowed Claim that, in connection with the issuance and distribution to such holder of shares of New Visteon Common Stock pursuant to the Plan, provides to the Distribution Agent written notice at least ten days prior to the Effective Date that receipt of such shares may cause such holder to be in violation of the laws or regulations of any applicable Governmental Unit. A Contingent Holder shall not be entitled to receive shares of New Visteon Common Stock unless and until such laws or regulations are complied with including that such holder makes or obtains all necessary governmental and/or third party notifications, filings, consents, waivers, authorizations or approvals, as applicable.
     55. Counsel to the Ad Hoc Group of Noteholders: As defined in the Equity Commitment Agreement.
     56. Creditor: As defined in section 101(10) of the Bankruptcy Code.
     57. Creditors’ Committee: The official committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code by the United States Trustee for the District of Delaware on June 8, 2009, as it may be reconstituted from time to time.
     58. Cure: A Claim for all unpaid monetary obligations, or such lesser amount as may be agreed upon by the parties, under an Executory Contract or Unexpired Lease assumed by the Debtors pursuant to section 365 of the Bankruptcy Code or the Plan.
     59. Cure Bar Date: The deadline for filing Proofs of Claims on account of a Cure, which shall be the earlier of: (a) 30 days after the Effective Date or (b) 30 days after the assumption of the applicable Executory Contract or Unexpired Lease, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors and the counterparty to the applicable Executory Contract or Unexpired Lease.
     60. Currency Contracts: Derivative contracts and foreign currency spot trades entered into by a Debtor in the ordinary course of business, as more fully set forth in that certain motion filed with the Bankruptcy Court on October 28, 2009 [Docket No. 1203].
     61. Debtors: Each of the following Entities, collectively: Visteon Corporation; ARS, Inc.; Fairlane Holdings, Inc.; GCM/Visteon Automotive Leasing Systems, LLC; GCM/Visteon Automotive Systems, LLC; Infinitive Speech Systems Corp.; MIG-Visteon Automotive Systems, LLC; SunGlas, LLC; The Visteon Fund; Tyler Road Investments, LLC; VC Aviation Services, LLC; VC Regional Assembly & Manufacturing, LLC; Visteon AC Holdings Corp.; Visteon Asia Holdings, Inc.; Visteon Automotive Holdings, LLC; Visteon Caribbean, Inc.; Visteon Climate Control Systems Limited; Visteon Domestic Holdings, LLC; Visteon Electronics Corporation; Visteon European Holdings Corporation; Visteon Financial Corporation; Visteon Global Technologies, Inc.; Visteon Global Treasury, Inc.; Visteon Holdings, LLC; Visteon International Business Development, Inc.; Visteon International Holdings, Inc.; Visteon LA Holdings Corp.; Visteon Remanufacturing Incorporated; Visteon Systems, LLC; and Visteon Technologies, LLC.
     62. DIP Facility: The debtor in possession financing facility set forth in the DIP Facility Credit Agreement providing for a $75 million immediate draw and an option to draw an additional $75 million, subject to certain conditions, and approved by Final Order (A) Approving Senior Secured Superpriority Priming Postpetition Financing; (B) Granting Liens and Providing Superpriority Administrative Expense Status; (C) Granting Adequate Protection to Prepetition Secured Parties; (D) Authorizing the Use of Cash Collateral; and (E) Modifying the Automatic Stay, entered on November 12, 2009 [Docket No. 1311].
     63. DIP Facility Administrative Agent: Wilmington Trust FSB, or its successor, in its capacity as administrative agent under the DIP Facility.
     64. DIP Facility Claims: Any Claim derived from or based upon the DIP Facility.
     65. DIP Facility Credit Agreement: That certain Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement, dated November 18, 2009, as amended, supplemented, or modified from time to time, between Visteon Corporation and each subsidiary of Visteon Corporation party thereto, as borrowers, the lenders party thereto, and the DIP Facility Administrative Agent.
     66. DIP Facility Lenders: The lenders under the DIP Facility.
     67. Direct Commitment: The obligation of the Investors, severally and not jointly, to subscribe for and purchase, or cause one or more of their affiliates to subscribe for and purchase, Rights Offering Shares in an amount equal to $300.0 million on the terms and subject to the conditions of the Equity Commitment Agreement.
     68. Disclosure Statement: The disclosure statement for the Plan, supplemented or modified from time to time, including all exhibits and schedules thereto, and as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.
     69. Disputed Claim: Any Claim or Interest that is not yet Allowed.
     70. Distributable Commitment Percentage: As defined in the Cash Recovery Backstop Agreement.
     71. Distributable Equity: Those shares of New Visteon Common Stock issued and outstanding as of the Effective Date, including, if applicable, Rights Offering Shares, subject to dilution by the Management Equity Incentive Program and, if applicable, the Guaranty Equity Amount.
     72. Distribution Agent: The Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors, as applicable, to make or to facilitate distributions pursuant to the Plan.
     73. Distribution Date: The date occurring as soon as the Debtors or the Reorganized Debtors determine in their sole discretion to be reasonable and practicable after the Effective Date, upon which the Distribution Agent shall begin making distributions to holders of Allowed Claims entitled to receive distributions under the Plan.
     74. Distribution Record Date: The date for determining which holders of Allowed Claims, except holders of publicly traded Certificates, are eligible to receive distributions hereunder, which shall be (a) ten Business Days after entry of the Confirmation Order or (b) such other date as designated in a Bankruptcy Court order.
     75. Effective Date: The date that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the Effective Date have been satisfied or waived.
     76. Election Form: The form entitled “Indication of Accredited Investor Status” pursuant to which a holder of an Allowed Senior Notes Claim certifies whether it is or is not an Accredited Investor.
     77. Election Form Deadline: That date which shall be the final date by which a holder may submit its Election Form certifying whether it is or is not an Accredited Investor, as set forth in the Rights Offering Procedures.
     78. Eligible Holder: A holder of an Allowed Senior Notes Claim that, in accordance with the terms set forth in the Election Form and the Rights Offering Procedures, has submitted a completed Election Form certifying that such holder is an Accredited Investor.
     79. Entity: As defined in section 101(15) of the Bankruptcy Code.
     80. Equity Commitment Agreement: That certain equity commitment agreement, dated May 6, 2010, by and among Visteon Corporation and the investor parties thereto.
     81. Equity Security: As defined in section 101(16) of the Bankruptcy Code.
     82. Estate: The bankruptcy estate of any Debtor created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.
     83. Exculpated Claim: Any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Equity Commitment Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.
     84. Exculpated Party: Each of the following in its capacity as such: (a) the Debtors and their Affiliates, (b) the Reorganized Debtors and their Affiliates, (c) the DIP Facility Lenders and the DIP Facility Administrative Agent, (d) the Investors, (e) the ABL Facility Administrative Agent, solely to the extent that such party votes to accept the Plan if entitled to vote, and the ABL Lender, solely to the extent that such party votes to accept the Plan if entitled to vote and matters relating to Ford Motor Company have been resolved to the reasonable satisfaction of the Requisite Parties, (f) the Term Loan Lenders and the Term Loan Facility Administrative Agent, (g) the Ad Hoc Group of Noteholders, (h) any holder of Senior Notes, solely to the extent that such holder votes to accept the Plan, and (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entities’ successors and assigns, (j) the Creditors’ Committee and the members thereof, (k) with respect to each of the foregoing Entities in clauses (a) through (j), such Entities’ subsidiaries, affiliates, officers, directors, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in their capacities as such.
     85. Executory Contract: A contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
     86. Exit Financing: As defined in the Equity Commitment Agreement.
     87. Final Decree: The decree contemplated under Bankruptcy Rule 3022.
     88. Final Order: An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors or Reorganized Debtors, as applicable, reserve the right to waive any appeal period.
     89. General Unsecured Claim: Any Claim, other than Administrative Claims, Professional Claims, DIP Facility Claims, Priority Tax Claims, ABL Claims, Secured Tax Claims, Other Secured Claims, Other Priority Claims, Term Loan Facility Claims, 7.00% Senior Notes Claims, 8.25% Senior Notes Claims, 12.25% Senior Notes Claims, Intercompany Claims, and Section 510(b) Claims.
     90. Government Bar Date: November 24, 2009.
     91. Governmental Unit: As defined in section 101(27) of the Bankruptcy Code.
     92. Guaranty Equity Amount: Under the Rights Offering Sub Plan, warrants with the terms set forth in the “Warrant Agreement” attached as Exhibit B to the Plan.
     93. Impaired: With respect to any Class of Claims or Interests, a Claim or Interest that is not Unimpaired.
     94. Incentive Program: That certain incentive program established by Visteon Corporation pursuant to the 2004 Incentive Plan effective May 12, 2004, comprised of an annual incentive program and a long term incentive program, as amended by the “Employee Benefit and Incentive Programs Term Sheet” attached as Exhibit L to the Equity Commitment Agreement.
     95. Indemnification Obligation: A Debtor’s obligation under an Executory Contract, a corporate or other document, a postpetition agreement, through the Plan, or otherwise to indemnify directors, officers, or employees of the Debtors who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by the Debtors’ respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect as of the Effective Date.
     96. Insider: As defined in section 101(31) of the Bankruptcy Code.
     97. Intercompany Claim: A Claim by a Debtor against another Debtor or a Claim by an Affiliate of the Debtors against a Debtor.
     98. Intercompany Contract: A contract between two or more Debtors or a contract between one or more Affiliates and one or more Debtors.
     99. Intercompany Interest: An Interest held by a Debtor or an Affiliate.
     100. Interest: Any Equity Security of a Debtor existing immediately prior to the Effective Date.
     101. Interim Compensation Order: The Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered by the Bankruptcy Court on June 19, 2009 [Docket No. 360].
     102. Investors: Those certain holders of the Allowed Senior Notes Claims that are party to the Equity Commitment Agreement.
     103. Lead Investors: Those certain Investors set forth on Schedule 5 of the Equity Commitment Agreement.
     104. Lien: As defined in section 101(37) of the Bankruptcy Code.
     105. Management Equity Incentive Program: A post-Effective Date compensation program in accordance with the terms set forth in the “Management Equity Incentive Program Term Sheet.”
     106. Management Equity Incentive Program Term Sheet: Under the Claims Conversion Sub Plan, the “Claims Conversion Sub Plan Management Equity Incentive Program Term Sheet” contained in the Plan Supplement. Under the Rights Offering Sub Plan, the “Rights Offering Sub Plan Management Equity Incentive Program Term Sheet” attached as Exhibit G to the Equity Commitment Agreement.
     107. New Board: The initial board of directors of Reorganized Visteon, which shall as of the Effective Date consist of members selected in accordance with the Board Selection Term Sheet.
     108. New Visteon Common Stock: The authorized shares of common stock of Reorganized Visteon, par value $0.01 per share.

     109. Non-Eligible Holder: A holder of an Allowed Senior Notes Claim that is not an Eligible Holder.
     110. Notes Indentures: Collectively, the 7.00% Senior Notes Indenture, 8.25% Senior Notes Indenture, and 12.25% Senior Notes Indenture.
     111. Notes Trustee: Law Debenture Trust Company of New York, or its successor, in its capacity as successor trustee under the 7.00% Senior Notes Indenture, the 8.25% Senior Notes Indenture, and the 12.25% Senior Notes Indenture.
     112. Oasis Trust: Oasis Holdings Statutory Trust, a Connecticut statutory trust and an Affiliate.
     113. OPEB: Other post-employment benefits obligations.
     114. Other Priority Claim: Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
     115. Other Secured Claim: Any Secured Claim other than (a) a DIP Facility Claim, (b) an ABL Claim, (c) a Term Loan Facility Claim, or (d) a Secured Tax Claim.
     116. Oversight Committee: A post-Effective Date committee consisting of no more than three members of the Creditors’ Committee to be selected by the Creditors’ Committee upon consultation with the Debtors and existing solely for the purpose described in ARTICLE XIII.H of the Plan.
     117. Oversubscription Rights: The rights granted to Eligible Holders that validly exercise their Subscription Rights in full to purchase Rights Offering Shares not otherwise subscribed for pursuant to Eligible Holders’ validly exercised Subscription Rights.
     118. PBGC: The Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, created by the Employee Retirement Income Security Act of 1974 (“ERISA”), to administer the mandatory pension plan termination insurance program established under Title IV of ERISA.
     119. Pension Plans: Collectively, the Visteon Pension Plan, the Connersville / Bedford Pension Plan, the UAW Pension Account Plan, and the Visteon Caribbean Pension Plan, which are the Debtors’ defined benefit pension plans subject to Title IV of ERISA.
     120. Periodic Distribution Date: The Distribution Date, as to the first distribution made by the Distribution Agent, and thereafter, such Business Days as determined in the sole discretion of the Distribution Agent.
     121. Person: As defined in section 101(41) of the Bankruptcy Code.
     122. Petition Date: May 28, 2009.

     123. Plan: The Debtors’ joint chapter 11 plan of reorganization as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms set forth herein, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.
     124. Plan Supplement: The supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court, as it may be amended prior to the Effective Date, which shall be in form and substance reasonably acceptable to the Requisite Parties.
     125. Plan Support Agreement: That certain plan support agreement among the Debtors and the Consenting Note Holders, attached as Exhibit H to the Equity Commitment Agreement.
     126. Priority Claim: Collectively, Priority Tax Claims and Other Priority Claims.
     127. Priority Tax Claim: Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     128. Professional: An Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date, pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     129. Professional Claims: A Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.
     130. Professional Compensation: All accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Confirmation Date to the extent any such fees and expenses have not been paid and regardless of whether a fee application has been filed for such fees and expenses. To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Professional Compensation.
     131. Professional Fee Escrow Account: An interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Confirmation Date.
     132. Professional Fee Reserve Amount: Professional Compensation through the Confirmation Date as estimated in accordance with ARTICLE II.B.3 herein.
     133. Proof of Claim: A proof of Claim filed against any of the Debtors in the Chapter 11 Cases.
     134. Pro Rata: The proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

     135. Pro Rata Allocation: In connection with the Rights Offering, the proportion that an Eligible Holder’s Allowed Senior Notes Claim bears to the aggregate of Allowed Senior Notes Claims. Otherwise, the proportion that a holder’s Allowed Senior Notes Claim bears to the aggregate of Allowed Senior Notes Claims.
     136. Purchase Notice: As defined in the Equity Commitment Agreement.
     137. Purchase Price: $27.69 per share.
     138. Related Purchaser: As defined in the Equity Commitment Agreement.
     139. Released Party: Each of the following in its capacity as such, and only in its capacity as such: (a) the Debtors’ and the Reorganized Debtors’ current and former affiliates, subsidiaries, officers, directors, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, (b) the DIP Facility Lenders and the DIP Facility Administrative Agent, (c) the Investors, (d) the ABL Facility Administrative Agent, solely to the extent that such party votes to accept the Plan if entitled to vote, and the ABL Lender, solely to the extent that such party votes to accept the Plan if entitled to vote and matters relating to Ford Motor Company have been resolved to the reasonable satisfaction of the Requisite Parties, (e) the Term Loan Lenders and the Term Loan Facility Administrative Agent, (f) any holder of Senior Notes, solely to the extent that such holder votes to accept the Plan, (g) the Creditors’ Committee and the members thereof, and (h) with respect to each of the foregoing Entities in clauses (b) through (g), their respective current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in their capacities as such.
     140. Releasing Party: Each of the following in its capacity as such: (a) the DIP Facility Lenders and the DIP Facility Administrative Agent, (b) the ABL Lender and ABL Facility Administrative Agent, (c) the Term Loan Lenders and the Term Loan Facility Administrative Agent, (d) the Creditors’ Committee and the members thereof, (e) the Investors, (f) each holder of a Claim voting to accept the Plan, and (g) each holder of a Claim abstaining from voting to accept or reject the Plan, unless such abstaining holder checks the box on the applicable ballot, upon which holders of Impaired Claims entitled to vote shall cast their vote to accept or reject the Plan, indicating that such holder opts not to grant the releases provided in the Plan.
     141. Reorganized Debtors: The Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.
     142. Reorganized Visteon: Visteon Corporation or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.
     143. Reorganized Visteon Bylaws: The bylaws of Reorganized Visteon substantially in the form contained in the Plan Supplement under the Claims Conversion Sub Plan or attached as Exhibit D to the Equity Commitment Agreement under the Rights Offering Sub Plan.

     144. Reorganized Visteon Charter: The amended and restated certificate of incorporation of Reorganized Visteon substantially in the form contained in the Plan Supplement under the Claims Conversion Sub Plan or attached as Exhibit E to the Equity Commitment Agreement under the Rights Offering Sub Plan.
     145. Requisite Investors: As defined in the Equity Commitment Agreement.
     146. Requisite Parties: The Requisite Investors under the Rights Offering Sub Plan. The Requisite Term Loan Holders under the Claims Conversion Sub Plan.
     147. Requisite Term Loan Holders: The Term Loan Lenders holding a majority in principal amount of the Allowed Term Loan Facility Claims.
     148. Restructuring Transactions: Those certain transactions described in ARTICLE IV.T of the Plan.
     149. Rights Offering: That certain rights offering by Visteon Corporation pursuant to which Eligible Holders shall have the right to exercise Subscription Rights and Oversubscription Rights and the Investors shall have obligations to consummate the Direct Commitment and the Backstop Commitment to purchase Rights Offering Shares for an amount in aggregate equal to $1,250.0 million.
     150. Rights Offering Agent: Financial Balloting Group, LLC.
     151. Rights Offering Procedures: The procedures required to be followed by the Eligible Holders to validly exercise their Subscription Rights and Oversubscription Rights, attached as Exhibit J to the Equity Commitment Agreement, the terms of which shall be approved by the Rights Offering Procedures Order.
     152. Rights Offering Procedures Order: That certain Final Order approving certain procedures for the exercise of Subscription Rights and Oversubscription Rights.
     153. Rights Offering Shares: Any shares of New Visteon Common Stock that are the subject of the Rights Offering, subject to dilution by the Management Equity Incentive Program and the Guaranty Equity Amount.
     154. Rights Offering Sub Plan: The Plan if both of the Rights Offering and the Exit Financing are consummated, in accordance with the terms of the Plan and the Equity Commitment Agreement. The Rights Offering Sub Plan shall be premised on the valuation of the Debtors as set forth in the Debtors’ Second Amended Disclosure Statement for the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code attached to the Equity Commitment Agreement.
     155. Schedules: The schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the Bankruptcy Rules.

     156. Section 510(b) Claim: Any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
     157. Secured Claim: A Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code
     158. Secured Tax Claim: Any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
     159. Securities Act: The Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     160. Security: As defined in section 2(a)(1) of the Securities Act.
     161. Senior Notes: Collectively, the 7.00% Senior Notes, 8.25% Senior Notes, and 12.25% Senior Notes.
     162. Servicer: An indenture trustee, agent, servicer, or other authorized representative of holders of Claims or Interests recognized by the Debtors.
     163. Solicitation Procedures Order: That certain Final Order approving certain procedures for solicitation of votes on the Plan.
     164. Subscription Expiration Date: That date which shall be the final date by which an Eligible Holder may exercise Subscription Rights and, if applicable, Oversubscription Rights, which date is set forth in the Rights Offering Procedures Order.
     165. Subscription Form: The form that an Eligible Holder must complete and return to the Rights Offering Agent in order to exercise Subscription Rights and Oversubscription Rights in accordance with the terms of ARTICLE V.F of the Plan.
     166. Subscription Rights: The rights granted to Eligible Holders to purchase the Rights Offering Shares.
     167. Term Loan Agreement: That certain Amended and Restated Credit Agreement, dated April 10, 2007, between Visteon Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Wilmington Trust FSB, as successor administrative agent, Citicorp USA, Inc., as syndication agent, Credit Suisse Securities (USA) LLC and Sumitomo Mitsui Banking Corporation, as co-documentation agents, and the several banks, financial institutions, and other entities party thereto, as lenders, as amended, supplemented, or modified from time to time.
     168. Term Loan Facility: The $1.5 billion facility provided under (a) the Term Loan Agreement and any ancillary agreements related thereto, and (b) all related security agreements,

mortgages, pledge agreements, guaranties, other collateral agreements, Certificates, financing statements and related assignments and transfer powers and additional documents and ancillary agreements, as amended.
     169. Term Loan Facility Administrative Agent: Wilmington Trust FSB, or its successor, in its capacity as successor administrative agent under the Term Loan Facility.
     170. Term Loan Facility Claims: The Claims, including all accrued but unpaid interest, fees, costs, and expenses due and owing with respect thereto, derived from or based upon the Term Loan Facility.
     171. Term Loan Lender: A holder of a Term Loan Facility Claim.
     172. Trade Claim: Any Claim arising prior to the Petition Date that directly relates to and arises solely from the receipt of goods or services by the Debtors, excluding for the avoidance of doubt Administrative Claims.
     173. UAW Pension Account Plan: That certain UAW Visteon Pension Account Plan, as amended through January 8, 2010.
     174. Unclaimed Distribution: Any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.
     175. Unexpired Lease: A lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     176. Unimpaired: With respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
     177. U.S. Bank L/C Facility Documents: That certain Letter of Credit Reimbursement and Security Agreement, dated November 16, 2009, between Visteon Corporation and U.S. Bank National Association, as amended from time to time, and any related documents and instruments as may be delivered or executed in connection therewith.
     178. VIHI Restructuring: The reorganizations and other transactions involving certain subsidiaries of Visteon Corporation that may be undertaken on or prior to the Effective Date as set forth in Exhibit K attached to the Equity Commitment Agreement.
     179. Visteon Caribbean Pension Plan: That certain Pension Plan of Visteon Caribbean, Inc., as amended through July 8, 2009.
     180. Visteon Pension Plan: That certain Visteon Pension Plan, as amended through December 22, 2009.

     181. Voting Deadline: That date which shall be the final date by which a holder of a Claim may vote to accept or reject the Plan, which date is set forth in the Solicitation Procedures Order.
     182. Voting Record Date: That date for determining which holders of Claims are entitled to vote to accept or reject the Plan, which date is set forth in the Solicitation Procedures Order.
B. Rules of Interpretation
     1. For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     2. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
     3. Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
     4. Unless specified as pertaining to the Rights Offering Sub Plan or the Claims Conversion Sub Plan, the provisions of the Plan shall apply whether the Debtors proceed with Confirmation and Consummation of the Rights Offering Sub Plan or the Claims Conversion Sub Plan.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.
A. Administrative Claims
     Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than of a Professional Claim), including any Allowed Administrative Claim of the Notes Trustee, will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (1) on the Effective Date, or as soon as practicable thereafter, (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter, or (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date (including any reasonable fees and expenses as provided for in the Equity Commitment Agreement), pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the holders of such Allowed Administrative Claims. For the avoidance of doubt, all reasonable fees and expenses of the Notes Trustee (and its counsel, agents, and advisors) that are provided for under the Notes Indentures shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter, without a reduction to the recoveries of applicable holders of Allowed Claims.
B. Professional Claims
     1. Final Fee Applications. All final requests for payment of Claims of a Professional shall be filed no later than 60 days after the Confirmation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.
     2. Professional Fee Escrow Account. In accordance with ARTICLE II.B.3 hereof, on the Confirmation Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the estates of the Debtors or Reorganized Debtors, as applicable. The amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. When all Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall revert to the Reorganized Debtors.

     3. Professional Fee Reserve Amount. To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate their Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtors no later than 10 days prior to the Confirmation Date, provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount.
     4. Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Debtors or Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
C. DIP Facility Claims
     Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed DIP Facility Claim, each such Allowed Claim shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter, provided such payments shall be distributed to the DIP Facility Administrative Agent on behalf of holders of such Allowed Claims.
D. Priority Tax Claims
     Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (2) Cash in an amount agreed to by the Debtor or Reorganized Debtor, as applicable, and such holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (3) at the option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

ARTICLE III.
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
A. Sub Plans
     The Plan contemplates Confirmation and Consummation through either of two mutually exclusive sub plans—the Rights Offering Sub Plan or the Claims Conversion Sub Plan. Except as otherwise provided in ARTICLE XIII of the Plan, to the extent that both the Rights Offering and the Exit Financing are consummated, the Debtors will proceed with Consummation of the Rights Offering Sub Plan. To the extent that either of the Rights Offering or the Exit Financing is not consummated, the Debtors will proceed with Confirmation and/or Consummation, as applicable, of the Claims Conversion Sub Plan, subject to the terms of the Plan Support Agreement.
B. Classification of Claims and Interests
     The Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below pursuant to section 1122 of the Bankruptcy Code. Classes of Claims and Interests shall be the same under each of the Rights Offering Sub Plan and the Claims Conversion Sub Plan, provided, certain Classes of Claims shall receive different treatment under the Rights Offering Sub Plan than under the Claims Conversion Sub Plan, as specified below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Professional Claims, DIP Facility Claims, and Priority Tax Claims. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
     1. Class Identification: Below is a chart assigning each Class a letter for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
A	ABL Claims	Unimpaired	Conclusively Presumed to Accept

B	Secured Tax Claims	Unimpaired	Conclusively Presumed to Accept

C	Other Secured Claims	Unimpaired	Conclusively Presumed to Accept

D	Other Priority Claims	Unimpaired	Conclusively Presumed to Accept

Class	Claim or Interest	Status	Voting Rights
E	Term Loan Facility Claims	Unimpaired under the Rights Offering Sub Plan. Impaired under the Claims Conversion Sub Plan.	Entitled to Vote, but Conclusively Presumed to Accept under the Rights Offering Sub Plan

F	7.00% Senior Notes Claims and 8.25% Senior Notes Claims	Impaired	Entitled to Vote

G	12.25% Senior Notes Claims	Impaired	Entitled to Vote

H	General Unsecured Claims	Impaired	Entitled to Vote

I	Intercompany Claims	Unimpaired	Conclusively Presumed to Accept

J	Interests in Visteon Corporation	Impaired	Deemed to Reject

K	Intercompany Interests	Unimpaired	Conclusively Presumed to Accept

L	Section 510(b) Claims	Impaired	Deemed to Reject
C. Treatment of Classes of Claims and Interests
     1. Class A — ABL Claims
a.	Classification: Class A consists of all ABL Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class A Claim, each such holder of an Allowed Class A Claim shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter.

c.	Voting: Class A is Unimpaired, and holders of Allowed Class A Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class A Claims are not entitled to vote to accept or reject the Plan.
     2. Class B — Secured Tax Claims
a.	Classification: Class B consists of all Secured Tax Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class B Claim, each such holder of an Allowed Class B Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, as applicable:

(i)	Cash on the Effective Date, or as soon as practicable thereafter, in an amount equal to such Allowed Class B Claim; or

(ii)	commencing on the Effective Date and continuing over a period not exceeding five years from the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Class B Claim, together with interest at the applicable non-default contract rate under non-bankruptcy law, subject to the sole option of the Debtors or the Reorganized Debtors to prepay the entire amount of such Allowed Claim; or

(iii)	regular Cash payments in a manner not less favorable than the most favored non-priority unsecured Claim provided for by the Plan.
c.	Voting: Class B is Unimpaired, and holders of Allowed Class B Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class B Claims are not entitled to vote to accept or reject the Plan.
     3. Class C — Other Secured Claims
a.	Classification: Class C consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class C Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class C Claim, each such holder of an Allowed Class C Claim shall, at the sole option of the Debtors or the Reorganized Debtors, as applicable:
(i)	have its Allowed Class C Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Class C Claim to demand or receive payment of such Allowed Class C Claim prior to the stated maturity of such Allowed Class C Claim from and after the occurrence of a default; or

(ii)	receive Cash in an amount equal to such Allowed Class C Claim, including any interest on such Allowed Class C Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Class C Claim becomes an Allowed Class C Claim, or as soon as practicable thereafter; or

(iii)	receive the collateral securing its Allowed Class C Claim and any interest on such Allowed Class C Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

c.	Voting: Class C is Unimpaired, and holders of Allowed Class C Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class C Claims are not entitled to vote to accept or reject the Plan.
     4. Class D — Other Priority Claims
a.	Classification: Class D consists of all Other Priority Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class D Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class D Claim, each such holder of an Allowed Class D Claim shall be paid in full in Cash on the later of (i) the Effective Date, or as soon as practicable thereafter and (ii) the date such Class D Claim becomes Allowed, or as soon as practicable thereafter.

c.	Voting: Class D is Unimpaired, and holders of Allowed Class D Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class D Claims are not entitled to vote to accept or reject the Plan.
     5. Class E — Term Loan Facility Claims
a.	Classification: Class E consists of the Term Loan Facility Claims.

b.	Allowance: On the Effective Date, the Term Loan Facility Claims shall be Allowed in the aggregate amount of $1,629.34 million, measured as of June 29, 2010, plus, if applicable, any interest accrued on such Allowed Claims between June 30, 2010 and the Effective Date.

c.	Treatment: Holders of Allowed Class E Claims will receive the following treatment under the Rights Offering Sub Plan and the Claims Conversion Sub Plan, respectively:
(i)	Rights Offering Sub Plan: Except to the extent that a holder of an Allowed Class E Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class E Claim, each such holder of an Allowed Class E Claim shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter.

(ii)	Claims Conversion Sub Plan: Except to the extent that a holder of an Allowed Class E Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class E Claim, each such holder of an Allowed Class E Claim shall receive on the Effective

Date, or as soon as practicable thereafter, its Pro Rata portion of 85.0% of the Distributable Equity.
Under either of the Rights Offering Sub Plan or the Claims Conversion Sub Plan, the consideration provided under this ARTICLE III.C.5.c shall be the sole source of recovery for the Allowed Class E Claims, and holders of Class E Claims shall have no recourse against any non-Debtor Affiliates and shall have been deemed to waive any and all claims against any non-Debtor Affiliates.

d.	Voting: Holders of Allowed Class E Claims are entitled to vote to accept or reject the Plan, provided, however, that if the Debtors proceed to Confirmation with the Rights Offering Sub Plan such holders would be Unimpaired (and conclusively presumed to accept the Plan) in accordance with section 1124 of the Bankruptcy Code.
     6. Class F — 7.00% Senior Notes Claims and 8.25% Senior Notes Claims
a.	Classification: Class F consists of the 7.00% Senior Notes Claims and the 8.25% Senior Notes Claims.

b.	Allowance: On the Effective Date, the 7.00% Senior Notes Claims shall be Allowed in the aggregate amount of $456.82 million, and the 8.25% Senior Notes Claims shall be Allowed in the aggregate amount of $211.41 million.

c.	Treatment: Holders of Allowed Class F Claims will receive the following treatment under the Rights Offering Sub Plan and the Claims Conversion Sub Plan, respectively:
(i)	Rights Offering Sub Plan—Non-Eligible Holders: Except to the extent that a Non-Eligible Holder of an Allowed Class F Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every applicable Allowed Class F Claim, each such Non-Eligible Holder of an Allowed Class F Claim shall receive on the Effective Date, or as soon as practicable thereafter, (A) the Cash Amount, and (B) its Pro Rata Allocation of 5.0% of the Distributable Equity.

(ii)	Rights Offering Sub Plan—Eligible Holders: Except to the extent that an Eligible Holder of an Allowed Class F Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every applicable Allowed Class F Claim, each such Eligible Holder of an Allowed Class F Claim shall receive its Pro Rata Allocation of: (A) the Subscription Rights and (B) on the Effective Date, or as soon as practicable thereafter, 5.0% of the Distributable Equity.

(iii)	Claims Conversion Sub Plan: Except to the extent that a holder of an Allowed Class F Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class F Claim, each such holder of an Allowed Class F Claim shall receive on the Effective Date, or as soon as practicable thereafter, its Pro Rata portion of 9.0% of the Distributable Equity.
d.	Voting: Class F is Impaired and holders of Allowed Class F Claims are entitled to vote to accept or reject the Plan.
     7. Class G — 12.25% Senior Notes Claims
a.	Classification: Class G consists of the 12.25% Senior Notes Claims.

b.	Allowance: On the Effective Date, the 12.25% Senior Notes Claims shall be Allowed in the aggregate amount of $202.36 million.

c.	Treatment: Holders of Allowed Class G Claims will receive the following treatment under the Rights Offering Sub Plan and the Claims Conversion Sub Plan, respectively:
(i)	Rights Offering Sub Plan—Non-Eligible Holders: Except to the extent that a Non-Eligible Holder of an Allowed Class G Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every applicable Allowed Class G Claim, each such Non-Eligible Holder of an Allowed Class G Claim shall receive on the Effective Date, or as soon as practicable thereafter:
(A)	the Cash Amount;

(B)	its Pro Rata Allocation of 5.0% of the Distributable Equity; and

(C)	its Pro Rata portion of the Guaranty Equity Amount.
(ii)	Rights Offering Sub Plan—Eligible Holders: Except to the extent that an Eligible Holder of an Allowed Class G Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every applicable Allowed Class G Claim, each such Eligible Holder of an Allowed Class G Claim shall receive:
(A)	its Pro Rata Allocation of the Subscription Rights;

(B)	on the Effective Date, or as soon as practicable thereafter, its Pro Rata Allocation of 5.0% of the Distributable Equity; and

(C)	on the Effective Date, or as soon as practicable thereafter, its Pro Rata portion of the Guaranty Equity Amount.
(iii)	Claims Conversion Sub Plan: Except to the extent that a holder of an Allowed Class G Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class G Claim, each such holder of an Allowed Class G Claim shall receive on the Effective Date, or as soon as practicable thereafter, its Pro Rata portion of 6.0% of the Distributable Equity.
Under either of the Rights Offering Sub Plan or the Claims Conversion Sub Plan, the consideration provided under this ARTICLE III.C.7.c shall be the sole source of recovery for the Allowed Class G Claims, and holders of Class G Claims shall have no recourse against any non-Debtor Affiliates and shall have been deemed to waive any and all claims against any non-Debtor Affiliates.

d.	Voting: Class G is Impaired and holders of Allowed Class G Claims are entitled to vote to accept or reject the Plan.
     8. Class H — General Unsecured Claims
a.	Classification: Class H consists of all General Unsecured Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class H Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class H Claim, each holder of an Allowed Class H Claim shall receive on the Effective Date, or as soon as practicable thereafter, Cash equal to (i) the lesser of (A) its Pro Rata portion of $20.0 million or (B) 100% of the amount of such holder’s Allowed Class H Claim, if such holder’s Allowed Class H Claim is held against Visteon International Holdings, Inc. or (ii) if such holder’s Allowed Class H Claim is held against any other Debtor, the lesser of (A) its Pro Rata portion of $141.0 million or (B) 50% of the amount of such holder’s Allowed Class H Claim.

c.	Voting: Class H is Impaired and holders of Allowed Class H Claims are entitled to vote to accept or reject the Plan.
     9. Class I — Intercompany Claims
a.	Classification: Class I consists of all Intercompany Claims.

b.	Treatment: Holders of Allowed Class I Claims shall not receive any distributions on account of such Allowed Class I Claims; provided, however, the Debtors reserve the right to reinstate any or all Allowed Class I Claims on or after the Effective Date (upon consultation with the Requisite Investors).

c.	Voting: Class I is Unimpaired, and holders of Allowed Class I Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class I Claims are not entitled to vote to accept or reject the Plan.
     10. Class J — Interests in Visteon Corporation
a.	Classification: Class J consists of all Interests in Visteon Corporation.

b.	Treatment: On the Effective Date, Allowed Class J Interests shall be deemed automatically cancelled without further action by the Debtors or Reorganized Debtors and the obligations of the Debtors and Reorganized Debtors thereunder shall be discharged.

c.	Voting: Class J is Impaired and holders of Allowed Class J Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Class J Interests are not entitled to vote to accept or reject the Plan.
     11. Class K — Intercompany Interests
a.	Classification: Class K consists of all Intercompany Interests.

b.	Treatment: Holders of Allowed Class K Interests shall not receive any distributions on account of such Allowed Class K Interests; provided, however, the Debtors reserve the right to reinstate any or all Allowed Class K Interests on or after the Effective Date.

c.	Voting: Class K is Unimpaired, and holders of Allowed Class K Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class K Interests are not entitled to vote to accept or reject the Plan.
     12. Class L — Section 510(b) Claims
a.	Classification: Class L consists of all Section 510(b) Claims.

b.	Treatment: Holders of Allowed Class L Claims shall not receive any distributions on account of such Allowed Class L Claims. On the Effective Date, all Class L Claims shall be discharged.

c.	Voting: Class L is Impaired and holders of Allowed Class L Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Class L Claims are not entitled to vote to accept or reject the Plan.
D. Special Provision Governing Unimpaired Claims
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
ARTICLE IV.
PROVISIONS FOR IMPLEMENTATION OF THE PLAN
A. General Settlement of Claims
     Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.
B. New Visteon Common Stock
     The issuance of the New Visteon Common Stock by Reorganized Visteon, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Visteon Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Visteon, as applicable. Pursuant to the Plan, the Reorganized Visteon Charter shall authorize the issuance and distribution on or after the Effective Date of shares of New Visteon Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in each of Classes E, F, and G under the Claims Conversion Sub Plan, and Classes F and G under the Rights Offering Sub Plan (and as required to satisfy the Debtors’ obligations under the Equity Commitment Agreement), subject, in either case, to dilution by the Management Equity Incentive Program and, if applicable, the Guaranty Equity Amount. All of the shares of New Visteon Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.
C. Registration Exemptions
     The offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Equity Commitment Agreement, and (3) any other applicable regulatory approval.
     Certain holders of New Visteon Common Stock pursuant to ARTICLE III.C will be entitled to customary registration rights and shall be subject to customary transfer restrictions following a public offering of the New Visteon Common Stock, in accordance with the terms and conditions of a registration rights agreement by and among Reorganized Visteon and such holders. Under the Claims Conversion Sub Plan, Reorganized Visteon shall use its commercially reasonable efforts to obtain approval of the New Visteon Common Stock for listing on the New York Stock Exchange as soon as reasonably practicable. Under the Rights Offering Sub Plan, Reorganized Visteon shall not, until the earlier of the date that (1) is the three month anniversary of the Effective Date and (2) the Securities and Exchange Commission declares effective a shelf registration statement in connection with the resale of New Visteon Common Stock, list such stock on the New York Stock Exchange, the Nasdaq Stock Market, or any other national securities exchange unless pursuant to a written request of the Requisite Investors, in which case Reorganized Visteon shall use commercially reasonable efforts to list and maintain the listing of the New Visteon Common Stock on the New York Stock Exchange, the Nasdaq Stock Market, or any other national stock exchange as requested by the Requisite Investors.
D. Subordination
     The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and any such rights shall be settled, compromised, and released pursuant to the Plan.
E. Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F. Cancellation of Notes, Instruments, Certificates and Other Documents
     On the Effective Date, except to the extent otherwise provided, all notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (1) allowing holders to receive distributions under the Plan, and (2) allowing and preserving the rights of the ABL Facility Administrative Agent, the DIP Facility Administrative Agent, the Term Loan Facility Administrative Agent, and the Notes Trustee, as applicable, to make distributions on account of Claims as provided in ARTICLE IX.
G. Issuance of New Securities; Execution of Plan Documents
     Except as otherwise provided in the Plan or the Equity Commitment Agreement, the Reorganized Debtors shall issue on the Effective Date all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.
H. Acquisition of Assets Held by Oasis Trust
     On the Confirmation Date, Visteon Corporation shall exercise its option under that certain Master Lease, dated October 31, 2002, as amended, to acquire from Oasis Trust all of its rights, title, and interests in and to that property located at One Village Center Drive, Van Buren Township, Wayne County, Michigan 48111, in accordance with the terms of such agreement and the Plan, and free and clear of all Liens, Claims, charges, or other encumbrances and stamp tax, transfer tax, and similar taxes pursuant to sections 1123(a)(5)(D), 1141(c), and 1146(a) of the Bankruptcy Code.
I. Post-Confirmation Property Sales
     To the extent the Debtors or Reorganized Debtors, as applicable, purchase or sell any property prior to or including the date that is one year after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may elect to purchase or sell such property pursuant to sections 363, 1123(a)(5)(D), 1141(c), and 1146(a) of the Bankruptcy Code.
J. Corporate Action
     Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable. Such actions may include (1) the adoption and filing of the Reorganized Visteon Charter and Reorganized Visteon Bylaws, (2) the appointment of the New Board, (3) the adoption and implementation of the Management Equity Incentive Program, (4) the authorization, issuance and distribution of the New Visteon Common Stock, including, if applicable, pursuant to the Rights Offering, and other Securities to be authorized, issued and distributed pursuant to the Plan, and (5) the consummation and implementation of the Exit Financing.
K. Certificate of Incorporation and Bylaws
     The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) of the Debtors (other than Visteon Corporation) shall be amended in a form as may be required to be consistent with the provisions of the Plan, and the Bankruptcy Code. Under the Claims Conversion Sub Plan, the certificate of incorporation and bylaws of Visteon Corporation shall be amended as may be required to be consistent with the provisions of the Plan, and the Bankruptcy Code, and the form and substance of the Reorganized Visteon Charter and Reorganized Visteon Bylaws shall be included in the Plan Supplement. Under the Rights Offering Sub Plan, the certificate of incorporation and bylaws of Visteon Corporation shall be as set forth in the Reorganized Visteon Charter and Reorganized Visteon Bylaws. Under either the Claims Conversion Sub Plan or Rights Offering Sub Plan, the Reorganized Visteon Charter will among other things, (1) authorize the issuance of the shares of New Visteon Common Stock; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.
     After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective states, provinces, or countries of formation and its respective charters and bylaws.
L. Effectuating Documents, Further Transactions
     On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.
M. Section 1146(a) Exemption
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

N. Directors and Officers of Reorganized Visteon
     On the Effective Date, the term of the current members of the board of directors of Visteon Corporation shall expire, and the New Board shall be appointed. The existing officers of Visteon Corporation shall serve in their current capacities in Reorganized Visteon. On and after the Effective Date, each director or officer of Reorganized Visteon shall serve pursuant to the terms of the Reorganized Visteon Charter, the Reorganized Visteon Bylaws, or other constituent documents, and applicable state corporation law; provided, under the Claims Conversion Sub Plan, subject to the Reorganized Visteon Bylaws relating to the filling of vacancies on the New Board, the members of the New Board as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date, which meeting shall not take place until at least 12 months after the Effective Date; provided further, under the Rights Offering Sub Plan, the members of the New Board as constituted on the Effective Date will continue to serve for a period after the Effective Date as set forth in the Board Selection Term Sheet.
O. Directors and Officers of Reorganized Debtors Other Than Visteon Corporation
     Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers and directors of each of the Debtors other than Visteon Corporation shall continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors other than Reorganized Visteon shall be consistent with their respective new certificates of incorporation and bylaws. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of the Reorganized Debtors other than Reorganized Visteon shall have been disclosed at or before the Confirmation Hearing.
P. Employee Benefits and Incentive Plans
     Unless otherwise specified in this ARTICLE IV.P, and except in connection and not inconsistent with those employee benefit and incentive programs that shall be treated, without further action of the Reorganized Debtors or the New Board, as set forth in the “Management Equity Incentive Program Term Sheet” and the “Employee Benefit and Incentive Programs Term Sheet” attached to the Equity Commitment Agreement, on and after the Effective Date, subject to any Final Order, the Reorganized Debtors shall have the sole discretion to (1) amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided for herein, any contracts, agreements, policies, programs, including the Incentive Program, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, as applicable, including health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date, and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

     As of the Effective Date, the Reorganized Debtors shall continue the Pension Plans in accordance with, and subject to, their terms, ERISA, and the Internal Revenue Code, and shall preserve all of their rights thereunder. All Proofs of Claim filed on account of Claims in connection with the termination of the Pension Plans shall be deemed disallowed and expunged as of the Effective Date without any further action of the Debtors or Reorganized Debtors and without any further action, order, or approval of the Bankruptcy Court. Notwithstanding anything to the contrary in ARTICLE IV.P of the Plan, no provision in the Plan or the Confirmation Order, or proceeding within the Chapter 11 Cases, shall in any way be construed as discharging, releasing, or relieving the Debtors, the Reorganized Debtors, or any other party in any capacity, from any liability with respect to the Pension Plans under any law, governmental policy, or regulatory provision, including for breach of fiduciary duty.
     On and after the Effective Date, and in accordance with applicable law and administrative requirements, the Reorganized Debtors shall have no liability for OPEB and shall have no obligation to provide or offer OPEB to their employees and retirees and their spouses, surviving spouses, dependents or other beneficiaries. The cessation shall be administered on a “claims incurred” basis, and the Reorganized Debtors shall retain responsibility for all claims incurred but either unfiled or unpaid as of the date of cessation of the OPEB.
Q. Employment Agreement & Change in Control Agreements
     Reorganized Visteon shall be authorized to enter into that certain employment agreement with Donald J. Stebbins delivered by the Debtors to the Requisite Parties on the date of the filing of the Plan with the Bankruptcy Court, effective as of the Effective Date, without any further action, order, or approval of the New Board or the Bankruptcy Court, as applicable. Also, on the Effective Date, Reorganized Visteon shall adopt, approve, and authorize change in control agreements with respect to certain of Reorganized Visteon’s officers, in the form delivered by the Debtors to the Requisite Parties on the date of the filing of the Plan with the Bankruptcy Court, without further action, order, or approval of the New Board.
R. Intercompany Account Settlement
     The Debtors and the Reorganized Debtors, and their respective Affiliates, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
S. Preservation of Rights of Action
     Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
     The Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.
T. Restructuring Transactions
     On or prior to the Effective Date, the Debtors or the Reorganized Debtors may enter into the following transactions and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein, with the consent of the Requisite Parties. The Restructuring Transactions may include the VIHI Restructuring (to which the Requisite Investors shall be deemed to have consented by virtue of their execution of the Equity Commitment Agreement, but subject to the terms and conditions thereof), one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Equity Commitment Agreement and that satisfy the requirements of applicable law and any other terms to which the relevant entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Equity Commitment Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) pledging, granting of liens or security interests over, assuming or guarantying obligations or taking such similar actions as may be necessary to preserve the rights and collateral interests of the secured creditors of the Debtors and their subsidiaries at all times prior to the effectiveness and consummation of the Plan; and (5) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.
U. Post-Effective Date Financing
     Unless otherwise refinanced in connection with the Exit Financing, notwithstanding any provision in the Plan to the contrary or section 1141(c) of the Bankruptcy Code, the U.S. Bank L/C Facility Documents and the Currency Contracts, and all rights and obligations of, and Liens held by, the parties thereunder in connection therewith, shall survive and remain in full force and effect on and after the Effective Date in accordance with the terms of the U.S. Bank L/C Facility Documents and Currency Contracts, respectively, and the Final Orders entered on November 12, 2009 in connection therewith [Docket Nos. 1296 and 1297]. On the Effective Date, any and all rights and obligations of the Debtors under the U.S. Bank L/C Facility Documents and the Currency Contracts shall vest in, or become the obligations of, the applicable Reorganized Debtors.
V. Corporate Existence
     Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than any requisite filings required under applicable state, provincial, or federal law).
W. Tax Reporting Matters
     All parties (including the Reorganized Debtors and holders of Claims and Interests) shall report for all federal income tax purposes in a manner consistent with the Plan.

ARTICLE V.
RIGHTS OFFERING
A. Election Form
     In accordance with the terms of the Rights Offering Procedures, the Debtors will deliver an Election Form to each holder of an Allowed Senior Notes Claim to determine which holders will be considered Eligible Holders and which holders will be considered Non-Eligible Holders. To determine that a holder is an Eligible Holder, such holder must, in accordance with the terms set forth in the Election Form, validly complete and return an Election Form by the Election Form Deadline certifying that such holder is an Accredited Investor. To determine that a holder is a Non-Eligible Holder, such holder must, in accordance with the terms set forth in the Election Form, validly complete and return an Election Form by the Election Form Deadline certifying that such holder is not an Accredited Investor. Only Eligible Holders shall be permitted to participate in the Rights Offering. Only Non-Eligible Holders shall be permitted to receive the Cash Amount.
B. Issuance of Subscription Rights
     Each Eligible Holder shall receive Subscription Rights entitling such holder to purchase up to its Pro Rata Allocation of the Rights Offering Shares. Each Eligible Holder shall have the right, but not the obligation, to participate in the Rights Offering as set forth herein and in the Rights Offering Procedures.
C. Oversubscription Rights
     Each Eligible Holder that validly exercises in full its Subscription Rights shall be entitled to elect on the Subscription Form to purchase Rights Offering Shares not otherwise subscribed for pursuant to validly exercised Subscription Rights by indicating the number of such unsubscribed shares such Eligible Holder desires to purchase, as set forth herein and in the Rights Offering Procedures, and subject to the terms of the Equity Commitment Agreement.
D. Transfer Restriction
     The Subscription Rights and the Oversubscription Rights are not transferable. Any attempted transfer is null and void and the Debtors will not treat any purported transferee as the holder of any Subscription Right or, if applicable, Oversubscription Right. The Subscription Rights and the Oversubscription Rights shall not be listed or quoted on any public or over-the-counter securities exchange or quotation system.
E. Subscription Period and Mailing
     The Rights Offering shall commence for each Eligible Holder upon its receipt of the Subscription Form and shall end on the Subscription Expiration Date, unless extended by Visteon Corporation with the reasonable consent of the Requisite Investors. As soon as practicable after the Election Form Deadline, Eligible Holders will be mailed Subscription Forms together with instructions for the proper completion, due execution, and timely delivery of such Subscription Forms, as well as instructions for payment.

F. Exercise of Subscription Rights and Oversubscription Rights
     Except as provided for in the Equity Commitment Agreement, each Eligible Holder may exercise all or any portion of such holder’s Subscription Rights and, if applicable, Oversubscription Rights, pursuant to the Subscription Form. To exercise its Subscription Rights and, if applicable, Oversubscription Rights, an Eligible Holder must: (1) return a validly completed Subscription Form to the Rights Offering Agent so that such Subscription Form is actually received by the Rights Offering Agent on or before the Subscription Expiration Date and (2) pay to the Rights Offering Agent on or before the Subscription Expiration Date the Purchase Price multiplied by the number of shares of New Visteon Common Stock such Eligible Holder has elected to purchase pursuant to its Subscription Rights and its Oversubscription Rights, in accordance with the wire instructions set forth on the Subscription Form.
     If the Rights Offering Agent for any reason does not receive on or prior to the Subscription Expiration Date both a validly completed Subscription Form and immediately available funds as set forth in this ARTICLE V.F from an Eligible Holder, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering. The Debtors shall not be obligated to honor any purported exercise of Subscription Rights or Oversubscription Rights received by the Rights Offering Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent. Once the Eligible Holder has validly exercised its Subscription Rights and, if applicable, Oversubscription Rights, such exercise will not be permitted to be revoked, rescinded, or modified.
     The payments made in accordance with the Rights Offering shall be deposited and held by the Rights Offering Agent in an escrow account. The Rights Offering Agent will maintain such account for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date at the option of the Reorganized Debtors. The Rights Offering Agent shall not use such funds for any other purpose and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance. Such funds shall be held in such escrow account and disbursed only in accordance with the procedures described in this ARTICLE V, the Rights Offering Procedures, and the Equity Commitment Agreement.
     The Debtors may adopt such additional detailed procedures consistent with the provisions of this ARTICLE V.F, the Rights Offering Procedures, and the Equity Commitment Agreement to more efficiently administer the exercise of the Subscription Rights, and, if applicable, Oversubscription Rights.
G. Direct Commitment
     The Investors shall be obligated to consummate the Direct Commitment on the terms and subject to the conditions of the Equity Commitment Agreement.
H. Backstop Commitment
     The Investors shall be obligated to consummate their Backstop Commitment with respect to unsubscribed Rights Offering Shares on the terms and subject to the conditions set forth in the Equity Commitment Agreement. The Investors shall for the benefit of Reorganized Visteon deliver to Visteon Corporation, in accordance with section 7.7 of the Equity Commitment

Agreement, on the later of the date that is (1) ten Business Days prior to the date scheduled for the Confirmation Hearing and (2) five Business Days after delivery of the Purchase Notice funding approval certificates.
I. Debtors’ Obligations under the Claims Conversion Sub Plan
     Notwithstanding any provision in the Plan, the Plan Support Agreement, the Equity Commitment Agreement, or the Rights Offering Procedures to the contrary, the Debtors shall not be obligated under the Claims Conversion Sub Plan to, and shall not, honor any purported exercise of Subscription Rights or Oversubscription Rights or the satisfaction of the Direct Commitment or Backstop Commitment.
J. Issuance of Rights Offering Shares
     Under the Rights Offering Sub Plan, Rights Offering Shares purchased by Eligible Holders shall be issued on the Effective Date and distributed on the Effective Date or as soon as practicable thereafter.
     If the number of Rights Offering Shares elected for purchase pursuant to Oversubscription Rights exceeds the number of unsubscribed Rights Offering Shares, then such unsubscribed Rights Offering Shares shall be apportioned to Eligible Holders that exercised such Oversubscription Rights (1) first, to the Lead Investors and their Related Purchasers and their respective affiliates, (2) second, to the Co-Investors and their Related Purchasers and their respective affiliates, and (3) last, if any unsubscribed Rights Offering Shares remain unallocated, to the other Eligible Holders exercising their Oversubscription Rights, in each case pro rata relative to the number of such shares each such Eligible Holder elected to purchase pursuant to its Oversubscription Rights and in accordance with section 2.2(e) of the Equity Commitment Agreement.
     Any payment made by an Eligible Holder shall be refunded as soon as practicable (1) upon termination of the Equity Commitment Agreement, (2) if such Eligible Holder has made an overpayment, in an amount equal to such overpayment, or (3) under the Claims Conversion Sub Plan. Fractional shares of New Visteon Common Stock shall not be issued upon exercise of the Subscription Rights or Oversubscription Rights and no compensation shall be paid in respect of such fractional shares.
ARTICLE VI.
ENTITLEMENT TO AND FUNDING OF CASH AMOUNT RECOVERIES
A. Entitlement to Cash Amount Recoveries
     Under the Rights Offering Sub Plan, a Non-Eligible Holder shall be entitled to receive the Cash Amount only if such Non-Eligible Holder validly completes and returns an Election Form certifying that it is a Non-Eligible Holder in accordance with the terms set forth in the Election Form. If a Non-Eligible Holder does not duly satisfy such requirements, such holder shall be deemed to have relinquished and waived its right to receive the Cash Amount.

B. Source of Cash for Payment of Cash Amount
     Each Cash Recovery Backstop Investor shall deliver to Visteon Corporation on the later of the date that is (1) ten Business Days prior to the date scheduled for the Confirmation Hearing and (2) five Business Days after delivery of the Purchase Notice a funding approval certificate from an officer or a duly authorized agent of such Cash Recovery Backstop Investor certifying that such Cash Recovery Backstop Investor’s credit committee (or such similar governing entity that is responsible for approving such matters in accordance with such Cash Recovery Backstop Investor’s normal operations) has approved, subject only to the terms and conditions of the Rights Offering Sub Plan in accordance with the Plan, the funding by such Cash Recovery Backstop Investor of its Distributable Commitment Percentage of (1) the aggregate Cash Amount, and (2) the Purchase Price multiplied by the number of shares of New Visteon Common Stock constituting the Cash Recovery Subscription Equity. On the Effective Date, each Cash Recovery Backstop Investor shall pay the applicable amounts set forth in the immediately preceding sentence to Visteon Corporation by wire transfer of immediately available funds to an account designated by Visteon Corporation in writing not less than three Business Days prior to the Effective Date.
     Notwithstanding any provision in the Plan, the Plan Support Agreement, or the Equity Commitment Agreement to the contrary, neither the Debtors nor the Cash Recovery Backstop Investors shall be obligated under the Claims Conversion Sub Plan to, and shall not, honor any purported entitlement to the Cash Amount.
C. Transfer of New Visteon Common Stock as a Consequence of Cash Amount Distributions
     Under the Rights Offering Sub Plan, the Distribution Agent shall on the Effective Date issue, and shall deliver, on the Effective Date, or as soon as practicable thereafter, to the Cash Recovery Backstop Investors pro rata relative to their Allotted Portions the Cash Recovery Subscription Equity.
ARTICLE VII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Rejection of Executory Contracts and Unexpired Leases
     Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (1) is listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement; (2) has been previously assumed by the Debtors by Final Order or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (3) is the subject of a motion to assume or reject pending as of the Effective Date; (4) is an Intercompany Contract, unless such Intercompany Contract previously was rejected by the Debtors pursuant to a Final Order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Executory Contracts and

Unexpired Leases” in the Plan Supplement; or (5) is otherwise assumed pursuant to the terms herein.
     The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including under section 502(g) of the Bankruptcy Code, subject to compliance with the requirements herein.
     Further, the Plan Supplement will contain a schedule of “Rejected Executory Contracts and Unexpired Leases;” provided, however, that any Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court, and not listed in the schedule of “Rejected Executory Contracts and Unexpired Leases” will be rejected on the Effective Date, notwithstanding its exclusion from such schedule.
B. Assumption of Executory Contracts and Unexpired Leases
     On the Effective Date, the Reorganized Debtors shall assume all of the Executory Contracts and Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired leases” in the Plan Supplement and otherwise identified for assumption pursuant to ARTICLE VII.A above. With respect to each such Executory Contract and Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement, the Debtors shall have designated a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     1. Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder.
     Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
     2. Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except Proofs of Claim asserting Cures, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the Claims Register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.
C. Indemnification Obligations
     Each Indemnification Obligation shall be assumed by the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtors pursuant to a Bankruptcy Court order or is the subject of a motion to reject pending on the Effective Date. The Reorganized Debtors reserve the right to honor or reaffirm Indemnification Obligations other than those terminated by a prior or subsequent order of the Bankruptcy Court, whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.
D. Insurance Policies
     Each insurance policy shall be assumed by the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is included in the schedule of “Rejected Executory Contracts and Unexpired Leases” contained in the Plan Supplement.
E. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
     With respect to each of the Executory Contracts or Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors shall have designated a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Such Cure shall be satisfied by the Debtors or their assignee, if any, by payment of the Cure in Cash on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure.
     Prior to the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court and serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption that will (1) list the applicable Cure, if any, (2) describe the procedures for filing objections to the proposed assumption or Cure, and (3) explain the process by which related disputes will be resolved by the Bankruptcy Court. Except with respect to Executory Contracts and Unexpired Leases in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors must be filed with the Claims and Solicitation Agent on or before the Cure Bar Date. Any request for payment of Cure that is not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors of the amounts listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.
     If the Debtors or Reorganized Debtors, as applicable, object to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption of any Executory Contract or Unexpired Lease and associated Cure will be deemed to have consented to such assumption and Cure. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.
     Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.
F. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

G. Claims Based on Rejection of Executory Contracts or Unexpired Leases
     Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any Proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as Other General Unsecured Claims against the applicable Debtor counterparty thereto.
H. Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date
     Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.
I. Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
ARTICLE VIII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS
A. Allowance of Claims and Interests
     After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to ARTICLE IV.S, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim. All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

B. Claims and Interests Administration Responsibilities
     Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests, (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.
C. Estimation of Claims and Interests
     Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.
D. Expungement or Adjustment to Paid, Satisfied, or Superseded Claims and Interests
     Any Claim or Interest that has been paid, satisfied, or superseded, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
E. No Interest
     Unless otherwise specifically provided for in the Plan, required under applicable bankruptcy law, or agreed to by the Debtors, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a holder of a Claim, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
F. Disallowance of Claims or Interests
     EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER,

OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT ON OR BEFORE THE LATER OF (1) THE CONFIRMATION HEARING AND (2) 45 DAYS AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM.
     All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
G. Amendments to Claims
     On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.
H. No Distributions Pending Allowance
     If an objection to a Claim or portion thereof is filed prior to the Effective Date, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof, as applicable, unless and until such Disputed Claim becomes an Allowed Claim.
I. Distributions After Allowance
     To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution, if any, to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE IX.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Distributions on Account of Claims Allowed as of the Effective Date
     1. Delivery of Distributions in General. Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties on the Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (b) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in full in Cash on the Distribution Date or in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
     2. Delivery of Distributions on account of DIP Facility Claims. The DIP Facility Administrative Agent shall be deemed to be the holder of all DIP Facility Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such DIP Facility Claims to or on behalf of the DIP Facility Administrative Agent. The DIP Facility Administrative Agent shall hold or direct such distributions for the benefit of the holders of Allowed DIP Facility Claims, as applicable. The DIP Facility Administrative Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed DIP Facility Claims; provided, however, the DIP Facility Administrative Agent shall retain all rights as administrative agent under the DIP Facility Credit Agreement in connection with delivery of distributions to DIP Facility Lenders; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE II.C shall be deemed satisfied upon delivery of distributions to the DIP Facility Administrative Agent.
     3. Delivery of Distributions on account of ABL Claims. The ABL Facility Administrative Agent shall be deemed to be the holder of the ABL Claim, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such Allowed ABL Claim to or on behalf of the ABL Facility Administrative Agent. The ABL Facility Administrative Agent shall hold or direct such distributions for the benefit of the holder of the Allowed ABL Claim, as applicable. The ABL Facility Administrative Agent shall arrange to deliver such distributions to or on behalf of the holder of the Allowed ABL Claim; provided, however, the ABL Facility Administrative Agent shall retain all rights as administrative agent under the ABL Facility Credit Agreement in connection with delivery of distributions to the ABL Lender; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE III.C.1.b shall be deemed satisfied upon delivery of distributions to the ABL Facility Administrative Agent.
     4. Delivery of Distributions on account of the Term Loan Facility Claims. The Term Loan Facility Administrative Agent shall be deemed to be the holder of the Term Loan Facility Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such Allowed Term Loan Facility Claims to or on behalf of the Term Loan Facility Administrative Agent. The Term Loan Facility Administrative Agent shall hold or direct such distributions for the benefit of the holders of the Allowed Term Loan Facility Claims, as applicable. The Term Loan Facility Administrative Agent shall arrange to deliver such distributions to or on behalf of the holders of the Allowed Term Loan Facility Claims; provided, however, the Term Loan Facility Administrative Agent shall retain all rights as administrative agent under the Term Loan Agreement in connection with delivery of distributions to the Term Loan Lenders; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE III.C.5.c shall be deemed satisfied upon delivery of distributions to the Term Loan Facility Administrative Agent.
     5. Delivery of Distributions on account of the 7.00% Senior Notes Claims. The Notes Trustee shall be deemed to be the holder of the 7.00% Senior Notes Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such 7.00% Senior Notes Claims to or on behalf of the Notes Trustee. The Notes Trustee shall hold or direct such distributions for the benefit of the holders of the 7.00% Senior Notes Claims, as applicable. The Notes Trustee shall arrange to deliver such distributions to or on behalf of the holders of the 7.00% Senior Notes Claims; provided, however, the Notes Trustee shall retain all rights as indenture trustee under the Notes Indentures in connection with delivery of distributions to the holders of the 7.00% Senior Notes; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE III.C.6.c shall be deemed satisfied upon delivery of distributions to the Notes Trustee.
     6. Delivery of Distributions on account of the 8.25% Senior Notes Claims. The Notes Trustee shall be deemed to be the holder of the 8.25% Senior Notes Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such 8.25% Senior Notes Claims to or on behalf of the Notes Trustee. The Notes Trustee shall hold or direct such distributions for the benefit of the holders of the 8.25% Senior Notes Claims, as applicable. The Notes Trustee shall arrange to deliver such distributions to or on behalf of the holders of the 8.25% Senior Notes Claims; provided, however, the Notes Trustee shall retain all rights as indenture trustee under the Notes Indentures in connection with delivery of distributions to the holders of the 8.25% Senior Notes; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE III.C.6.c shall be deemed satisfied upon delivery of distributions to the Notes Trustee.
     7. Delivery of Distributions on account of the 12.25% Senior Notes Claims. The Notes Trustee shall be deemed to be the holder of the 12.25% Senior Notes Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such 12.25% Senior Notes Claims to or on behalf of the Notes Trustee. The Notes Trustee shall hold or direct such distributions for the benefit of the holders of the 12.25% Senior Notes Claims, as applicable. The Notes Trustee shall arrange to deliver such distributions to or on behalf of the holders of the 12.25% Senior Notes Claims; provided, however, the Notes Trustee shall retain all rights as indenture trustee under the Notes Indentures in connection with delivery of distributions to the holders of the 12.25% Senior Notes; and provided further, however, that the Debtors’ obligations to make distributions in accordance with ARTICLE III.C.7.c shall be deemed satisfied upon delivery of distributions to the Notes Trustee.
     8. Notes Trustee as Claim Holder. Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize a Proof of Claim filed by the Notes Trustee in respect of the 7.00% Senior Notes Claims, 8.25% Senior Notes Claims, and 12.25% Senior Notes Claims. Accordingly, any Claim, proof of which is by the registered or beneficial holder of a Claim, may be disallowed as duplicative of a Claim of the Notes Trustee, without need for any further action or Bankruptcy Court order.
     9. Withholding of shares of New Visteon Common Stock. Notwithstanding anything in the Plan to the contrary, Reorganized Visteon shall hold any shares of New Visteon Common Stock to which a Contingent Holder would otherwise be entitled if it were not a Contingent Holder until such time that such holder provides the Distribution Agent written certification that such holder is not in violation of any laws or regulations of any Governmental Unit. Such Contingent Holder shall not be a shareholder of Reorganized Visteon and shall have no voting rights or other rights of a shareholder of Reorganized Visteon with respect to such withheld shares. As soon as reasonably practicable upon receipt by the Distribution Agent of a Contingent Holder’s written certification that such holder is in compliance with the laws and regulations of the applicable Governmental Units, but not earlier than the Effective Date, Reorganized Visteon shall release such withheld shares of New Visteon Common Stock for distribution to the Contingent Holder. To the extent that a Contingent Holder fails to provide the Distribution Agent with such certification within 180 days of the Effective Date, Reorganized Visteon shall be permitted as agent for the Contingent Holder to market for sale that portion of the Allowed Claim underlying such Contingent Holder’s withheld shares of New Visteon Common Stock. The proceeds of any such sale (minus any fees or expenses incurred by Reorganized Visteon in connection with such sale) shall be distributed to such Contingent Holder as soon as such sale can be facilitated, subject to applicable regulatory approval, if any. Under the Rights Offering Sub Plan, under no circumstance shall a Contingent Holder have a claim for the return of any funds paid in connection with the purchase of Rights Offering Shares, or, if applicable, be released from its obligations under the Equity Commitment Agreement, unless otherwise provided for therein, solely on account of such holder being a Contingent Holder.
B. Distributions on Account of Claims Allowed After the Effective Date
     1. Payments and Distributions on Disputed Claims. Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim; provided, however, that (a) Disputed Claims that are Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the

Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Claims that are Priority Tax Claims or Secured Tax Claims that become Allowed Priority Tax Claims or Allowed Secured Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.
     2. Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. All distributions made pursuant to the Plan on account of a Disputed Claim that is deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.
C. Delivery of Distributions
     1. Record Date for Distributions. On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
     2. Distribution Process. The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim;

(c) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004 if no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address; (d) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.
     3. Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, New Visteon Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Visteon Common Stock actually take place.
     4. Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.
     5. Foreign Currency Exchange Rate. Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Thursday, May 28, 2009 as quoted at 4:00 p.m. (EDT), mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on Friday, May 29, 2009.
     6. Fractional, De Minimis, Undeliverable, and Unclaimed Distributions.
     a. Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, payments of fractions of shares of New Visteon Common Stock shall not be made and shall be deemed to be zero, and the Distribution Agent shall not be required to make distributions or payments of fractions of dollars. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

     b. De Minimis Distributions. Neither the Distribution Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has an economic value less than $250,000, or (ii) the amount to be distributed to the specific holder of an Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder.
     c. Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address, at which time all currently due missed distributions shall be made to such holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to ARTICLE IX.C.6.d, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
     d. Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is New Visteon Common Stock, shall be deemed cancelled. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, the Reorganized Debtors, or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.
     7. Surrender of Cancelled Instruments or Securities. On the Effective Date or as soon as reasonably practicable thereafter, each holder of a Certificate, except holders of Class I Claims, shall surrender such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Agent or the Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent or the Servicer pursuant to the provisions of ARTICLE IX.C.8. Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent or the Servicer prior to the first anniversary of the Effective Date, shall have its Claim discharged with no further action, be forever barred from asserting any such Claim against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat, abandoned, or unclaimed property law to the contrary. Notwithstanding the foregoing paragraph, this ARTICLE IX.C.7 shall not apply to any Claims reinstated pursuant to the terms of the Plan.
     8. Lost, Stolen, Mutilated, or Destroyed Debt Securities. Any holder of Allowed Claims evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent or Servicer, if applicable, an affidavit of loss acceptable to the Distribution Agent or Servicer setting forth the unavailability of the Certificate, and such additional indemnity as may be required reasonably by the Distribution Agent or Servicer to hold the Distribution Agent or Servicer harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim or Interest. Upon compliance with this procedure by a holder of an Allowed Claim evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.
D. Claims Paid or Payable by Third Parties
     1. Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.
     2. Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
     3. Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
E. Setoffs
     Except as otherwise expressly provided for in the Plan or in an Accommodation Agreement, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
F. Allocation Between Principal and Accrued Interest
     Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.
ARTICLE X.
EFFECT OF CONFIRMATION OF THE PLAN
A. Discharge of Claims and Termination of Interests
     Except with respect to Claims, if any, held by Investors arising under the Equity Commitment Agreement or as otherwise provided in the Plan and effective as of the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (2) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (3) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (4) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.
B. Subordinated Claims
     The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
C. Compromise and Settlement of Claims and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim or Interest, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
D. Releases by the Debtors
     Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, their Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence, or as otherwise provided in the Plan.
E. Releases by Holders of Claims and Interests
     As of the Effective Date, the Releasing Parties are deemed to have released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Equity Commitment Agreement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any (i) post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) Claims held by Investors arising under the Equity Commitment Agreement. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of ARTICLE X.A of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.
F. Exculpation
     The Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of (1) any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct, or

(2) any Debtor or Reorganized Debtor not exculpated pursuant to the Equity Commitment Agreement in connection with Claims arising thereunder.
     The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the New Visteon Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
G. Injunction
     From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account of or respecting any Claim, demand, Lien, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated, or to be exculpated pursuant to the Plan or the Confirmation Order.
H. Protection Against Discriminatory Treatment
     Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
I. Indemnification
     Except as otherwise provided in the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, articles of limited partnership, board resolutions, contracts, or otherwise) for the directors, officers, employees, attorneys, other professionals, and agents of the Debtors that served in such capacity from and after the Petition Date and such directors’ and officers’ respective affiliates, shall be reinstated (or assumed, as the case may be), and shall survive effectiveness of the Plan.
J. Recoupment
     In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K. Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.
L. Reimbursement or Contribution
     If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.
ARTICLE XI.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN
A. Conditions Precedent to the Effective Date
     It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to ARTICLE XI.B hereof:
     1. the Confirmation Order shall have become a Final Order in form and substance reasonably acceptable to the Debtors and the Requisite Parties;
     2. all guaranties (including by non-Debtors) in connection with obligations under the Term Loan Facility, and all other obligations being discharged under the Plan, shall have been released or otherwise addressed in a manner reasonably acceptable to the Debtors and the Requisite Parties, and all Liens or pledges securing obligations under the Term Loan Facility (or any guarantee thereof) shall have been released or otherwise addressed in a manner reasonably acceptable to the Debtors and the Requisite Parties;
     3. all actions, documents, Certificates, and agreements necessary to implement the Plan, shall have (a) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements, (b) been tendered for delivery, (c) to the extent required, been filed with and approved by any applicable Governmental Units in accordance with applicable laws, and (d) been effected or executed;
     4. all matters relating to Ford Motor Company have been resolved to the reasonable satisfaction of the Requisite Parties, provided, upon resolution of such matters, Ford Motor Company shall be released from liability in connection therewith pursuant to Bankruptcy Rule 9019;

     5. under the Rights Offering Sub Plan, all conditions to the effectiveness of the Equity Commitment Agreement shall have been satisfied or waived in accordance with the terms thereof; and
     6. under the Rights Offering Sub Plan, the Debtors shall have entered into the Exit Financing and drawn an amount thereunder as of the Effective Date that together with the proceeds of the Rights Offering is sufficient to fund payment in full to holders of Allowed Term Loan Facility Claims pursuant to ARTICLE III.C.5.c of the Plan.
B. Waiver of Conditions Precedent
     Subject to the terms of the Equity Commitment Agreement, the Debtors and the Requisite Parties may jointly waive any of the conditions to the Effective Date set forth in ARTICLE XI.A at any time without any notice to other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.
C. Effect of Non-Occurrence of Conditions to Consummation
     If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.
ARTICLE XII.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
     1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
     2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
     3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE VII, of the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
     4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;
     5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
     6. adjudicate, decide, or resolve any and all matters related to Causes of Action;
     7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
     8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;
     9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
     10. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
     11. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     12. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of all contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases;
     13. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
     14. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in ARTICLE X and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

     15. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to ARTICLE IX.D.1;
     16. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
     17. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
     18. enter an order or Final Decree concluding or closing the Chapter 11 Cases;
     19. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
     20. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
     21. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
     22. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
     23. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
     24. hear and determine matters related to the Accommodation Agreements and related agreements;
     25. enforce all orders previously entered by the Bankruptcy Court; and
     26. hear any other matter not inconsistent with the Bankruptcy Code.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
A. No Stay of Confirmation Order
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

B. Modification of Plan
     Effective as of the date hereof and subject to the limitations and rights contained in the Plan (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to, and in accordance with, the terms of the Plan Support Agreement, (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan with the consent of the Requisite Parties, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, and (3) the Debtors reserve the right to modify the Plan, subject to, and in accordance with, the terms of the Plan Support Agreement, to implement the sale of all or substantially all of the assets of the Debtors pursuant to sections 363 and 1123(a)(5)(D) of the Bankruptcy Code.
C. Revocation or Withdrawal of Plan
     The Debtors reserve the right, subject to, and in accordance with, the terms of the Plan Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (1) the Plan will be null and void in all respects, (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects, and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.
D. Confirmation of the Plan
     The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
E. Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, subject to, and in accordance with, the terms of the Plan Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

F. Payment of Statutory Fees
     All fees payable pursuant to 28 U.S.C. §1930(a), as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.
G. Dissolution of Creditors’ Committee
     On the Confirmation Date, the Creditors’ Committee shall dissolve automatically, and its members shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall be deemed to remain in existence solely with respect to applications filed pursuant to sections 330 and 331 of the Bankruptcy Code.
H. Role of the Oversight Committee
     The Oversight Committee shall have the right to monitor the manner and timing of the processing of the allowance and disallowance of Class H Claims and the manner and timing of distributions under the Plan to holders of Allowed Class H Claims, and to receive from the Reorganized Debtors upon reasonable request information, and be heard by the Bankruptcy Court, in connection with the foregoing. In addition, the Oversight Committee shall have the right to object and be heard by the Bankruptcy Court with respect to any reconciliation or resolution of any Disputed Claim that is a Class H Claim that has a face amount as filed of greater than or equal to $2.0 million, provided such Claim is not a Trade Claim, subject to the Reorganized Debtors’ business judgment to reconcile or resolve any such Claim. The Oversight Committee shall automatically dissolve following the reconciliation or resolution and final distribution under the Plan on account of all Class H Claims.
     The Oversight Committee may retain only those advisors that are retained on terms that are reasonably acceptable to the Reorganized Debtors or authorized to be retained by further order of the Bankruptcy Court and the Reorganized Debtors shall compensate such advisors in the ordinary course of business for reasonable fees and expenses incurred in rendering services to the Oversight Committee in connection with its exercise of the objection rights contemplated in this ARTICLE XIII.H of the Plan.
I. Reservation of Rights
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

J. Successors and Assigns
     The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
K. Service of Documents
     1. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to the Debtors
Visteon Corporation	Pachulski Stang Ziehl & Jones LLP
One Village Center Drive	919 North Market Street, 17th Floor
Van Buren Township, MI 48111	Wilmington, DE 19899-8705
Attn.: Michael K. Sharnas, Esq.	Attn.: Laura Davis Jones, Esq.
James E. O'Neill, Esq.
Mark M. Billion, Esq.

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn.: James H. M. Sprayregen, P.C.
James J. Mazza, Jr., Esq.
Sienna R. Singer, Esq.

601 Lexington Avenue
New York, NY 10022-4611
Attn.: Marc Kieselstein, P.C.
Brian S. Lennon, Esq.

Counsel to the Investors
White & Case LLP	Fox Rothschild LLP
1155 Avenue of the Americas	919 North Market Street, Suite 1600
New York, NY 10036	Wilmington, DE 19801
Attn.: Thomas E Lauria, Esq.	Attn.: Jeffrey M. Schlerf, Esq.
Gerard Uzzi, Esq.	Eric M. Sutty, Esq.
Andrew C. Ambruoso, Esq.	John H. Strock, Esq.

Akin Gump Strauss Hauer & Feld LLP	Blank Rome LLP
One Bryant Park	1201 Market Street, Suite 800
New York, NY 10036	Wilmington, DE 19801
Attn.: Michael Stamer, Esq.	Attn.: Stanley Tarr, Esq.
Arik Preis, Esq.

Counsel to the Creditors' Committee
Brown Rudnick LLP	Brown Rudnick LLP
Seven Times Square	City Place I
New York, NY 10036	Hartford, CT 06103
Attn.: Robert J. Stark, Esq.	Attn.: Howard L. Siegel, Esq.

Brown Rudnick LLP	Ashby & Geddes, P.A.
One Financial Center	500 Delaware Avenue, 8th Floor
Boston, MA 02111	Wilmington, DE 19801
Attn.: Jeremy B. Coffey, Esq.	Attn.: William P. Bowden, Esq.
Gregory A. Taylor, Esq.

Counsel to the Term Loan Lenders	Counsel to DIP Facility Lenders
Bingham McCutchen LLP	Bingham McCutchen LLP
One Federal Street	One Federal Street
Boston, MA 02110-1726	Boston, MA 02110-1726
Attn.: Michael Reilly	Attn.: Michael Reilly
Amy Kyle	Amy Kyle

One State Street	One State Street
Hartford, CT 06103-3178	Hartford, CT 06103-3178
Attn.: Peter H. Bruhn	Attn.: Peter H. Bruhn

United States Trustee	Counsel to ABL Lender
Office of the United States Trustee	McGuireWoods LLP
for the District of Delaware	EQT plaza
844 King Street, Suite 2207	625 Liberty Avenue, 23rd Floor
Wilmington, DE 19801	Pittsburgh, PA 15222-3142
Attn.: Jane M. Leamy, Esq.	Attn.: Mark E. Freedlander
L. Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
M. Entire Agreement
     Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
     Notwithstanding anything to the contrary in the Plan (including any amendments, supplements, or modifications to the Plan) or the Confirmation Order (and any amendments, supplements, or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements, or modifications thereto) shall alter, amend, or modify the rights of the Investors under the Equity Commitment Agreement.
N. Plan Supplement Exhibits
     All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://www.kccllc.net/Visteon or the Bankruptcy Court’s website at www.deb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

O. Severability
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (3) nonseverable and mutually dependent.
The remainder of this page is intentionally left blank.

Van Buren Township, Michigan
Dated: May 24, 2010

VISTEON CORPORATION (for itself and all other Debtors)
By:
	Name:	William G. Quigley, III
	Title:	Chief Financial Officer and Executive Vice President

EXHIBIT A
BOARD SELECTION TERM SHEET

1

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY
SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11
PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY
CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL
APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE
BANKRUPTCY CODE.
TERM SHEET REGARDING SELECTION OF INITIAL POST-EMERGENCE
BOARD OF DIRECTORS OF REORGANIZED VISTEON CORPORATION
     This Term Sheet is intended to outline the process by which Visteon Corporation (“Visteon”), a debtor and debtor in possession in the chapter 11 case In re Visteon Corp., et al. (Case No. 09-11786) (Bankr. D.Del.), together with certain holders of prepetition senior unsecured note claims (the “Lead Investors”),1 in consultation with the Ad Hoc Counsel (as defined in the ECA) will select the nine (9) individuals to serve on the board of directors of reorganized Visteon upon its emergence from chapter 11 (the “New Board”); provided, that nothing in this Term Sheet shall be deemed to require any Lead Investor to participate in selection of the New Board (each of the Lead Investors that elect to participate in selection of the New Board, the “Participating Lead Investors”). Nothing in this Term Sheet shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization within the meaning of section 1125 of the Bankruptcy Code. Further, nothing in this Term Sheet shall be an admission of fact or liability or deemed binding on the Lead Investors or Visteon.
* * * * *

[1]	The Lead Investors are the Lead Investors as defined in the Equity Commitment Agreement among Visteon and the Investors party thereto (the “ECA”).

1

Purpose	To select the nine (9) members of the New Board.

Director Pool/Independent Search Firm	The Participating Lead Investors and Visteon after Good Faith Consultation (as defined in the ECA) shall jointly select an independent, national search firm to assist with the selection of potential candidates for nomination to the New Board. Visteon and the Participating Lead Investors after Good Faith Consultation shall select the members of the New Board from a group of certain potential candidates, which group shall be comprised of no less than fifteen (15) and no more than eighteen (18) individuals as determined by the Majority Lead Investors[2] after Good Faith Consultation (the “Director Pool”). The Director Pool shall consist of: (a) any of the current members of the board of directors of Visteon who wish to serve on the New Board and who are approved by the Majority Lead Investors after Good Faith Consultation; (b) a majority of the remaining nominees (being the lowest number necessary to constitute such a majority) shall be nominated by the Majority Lead Investors after Good Faith Consultation; and (c) any nominee not identified pursuant to clause (a) or (b) shall be recommended by the independent search firm in consultation with the Participating Lead Investors and Visteon after Good Faith Consultation.

Selection of Members of the New Board	The New Board shall consist of nine (9) members to be designated as follows: (i) the current Chief Executive Officer of Visteon as Chairman of the New Board; (ii) two (2) individuals designated by Visteon from the Director Pool, subject to the approval of the Majority Lead Investors, which approval may be withheld only on the basis of good faith and reasonable concerns regarding the disinterestedness, independence and qualifications of such individuals after Good Faith Consultation; and (iii) six (6) individuals designated by the Majority Lead Investors after Good Faith Consultation from the Director Pool. The

[2]	“Majority Lead Investors” shall mean a majority in interest of the Participating Lead Investors. A “majority in interest” of the Participating Lead Investors shall be determined based on the allocation of Visteon common stock issuable to each of the Participating Lead Investors pursuant to the ECA and the plan of reorganization, which would take into account the issuance of common stock to each of the Participating Lead Investors in connection with (i) the 5% equity distribution to all bondholders pursuant to the plan of reorganization, (ii) the Direct Commitment in accordance with the ECA, (iii) the Backstop Commitment in accordance with the ECA and (iv) the exercise by the Participating Lead Investors of their respective Rights in accordance with the ECA, assuming the full exercise of such Rights by all of the Participating Lead Investors.

2

composition of the New Board shall satisfy all applicable rules (including independence requirements) of the NYSE and the Securities Exchange Act of 1934.

Timing of Selection of New Board	The individuals designated to the New Board in accordance with the procedures contained in this Term Sheet shall be disclosed prior to the hearing on confirmation of the plan of reorganization.

Term	One-year term — no staggered board.

3

EXHIBIT B
Warrant Agreement

WARRANT AGREEMENT
by and between
VISTEON CORPORATION
and
[___],
as Warrant Agent
Dated as of [___], 2010

WARRANT AGREEMENT
     This WARRANT AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Warrant Agreement”), is entered into as of [___], 20101, by and between VISTEON CORPORATION, a Delaware corporation (the “Company”), and [___]2, a [___] [___], as warrant agent (together with any successor appointed pursuant to Section 20 hereof, the “Warrant Agent”).
     WHEREAS, pursuant to the terms and conditions of the Second Amended Joint Plan of Reorganization of Visteon Corporation and its debtor affiliates pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) filed on [___], 2010 in the United States Bankruptcy Court for the District of Delaware, Case No. [___] (as may be amended, supplemented or otherwise modified from time to time, the “Plan”), the Company proposes to issue Warrants (the “Warrants”) entitling the holders thereof to purchase up to 2,355,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock” together with any other securities, cash or other property that may be issuable upon exercise of a Warrant as shall result from the adjustments specified in Section 12 hereof at an exercise price of $9.66 per share of Common Stock, as may be adjusted pursuant to Section 12 hereof (the “Exercise Price”);
     WHEREAS, the Warrants are being issued pursuant to, and upon the terms and conditions set forth in, the Plan in an offering in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by section 1145 of the Bankruptcy Code or Section 4(2) of the Securities Act, and of any applicable state securities or “blue sky” laws;
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of Warrants and other matters as provided herein; and
     WHEREAS, for purposes of this Warrant Agreement, “person” shall be interpreted broadly to include an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, national banking association, trust, trustee, unincorporated organization, government, governmental unit, agency, or political subdivision thereof, or other entity.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
     SECTION 1 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as warrant agent for the Company in respect of the Warrants upon the express terms and subject to the conditions herein set forth (and no implied terms), and the Warrant Agent hereby accepts such appointment.
     SECTION 2 Issuance of Warrants. In accordance with Section 5 hereof and the Plan and subject to the next sentence, the Company will cause to be issued to the Depository (as defined below), one or more Global Warrant Certificates (as defined below) evidencing the Warrants. At the election of a holder of Warrants and in lieu of holding Warrants through the Depository, such holder may elect to be issued Warrants by book-entry registration on the books and records of the Warrant Agent (“Book-Entry Warrants”) and such Warrants shall be evidenced by statements issued by the Warrant Agent from time to time to the registered holder of book-entry Warrants reflecting such book-entry position (the “Warrant

[1]	The Effective Date of the Plan.

[2]	Warrant Agent to be chosen by the reasonable agreement of the Company and the Warrant holders.

2

Statement”). Each Warrant entitles the holder, upon proper exercise and payment of the applicable Exercise Price, to receive from the Company, one share of Common Stock (as may be adjusted pursuant to Section 12 hereof). The shares of Common Stock or (as provided pursuant to Section 12 hereof) other shares of capital stock deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares.” The words “holder” or “holders” as used herein in respect of any Warrants or Warrant Shares, shall mean the registered holder or registered holders thereof.
     SECTION 3 Warrant Certificates. Subject to Section 6 of this Agreement, the Warrants shall be issued (1) via book-entry registration on the books and records of the Warrant Agent and evidenced by a Warrant Statement, and/or (2) in the form of one or more global certificates (the “Global Warrant Certificates”), in substantially the form set forth in Exhibit A attached hereto. The Warrant Statements and Global Warrant Certificates may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Warrant Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by (i) in the case of Global Warrant Certificates, the Appropriate Officers (as hereinafter defined) executing such Global Warrant Certificates, as evidenced by their execution of the Global Warrant Certificates, or (ii) in the case of a Warrant Statement, any Appropriate Officer, and all of which shall be reasonably acceptable to the Warrant Agent. The Global Warrant Certificates shall be deposited on or after the date hereof with, or with the Warrant Agent as custodian for, The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., as the Depository’s nominee. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Warrant Agreement.
     SECTION 4 Execution of Warrant Certificates. Global Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, or any Vice President, and by the Secretary or any Assistant Secretary (each, an “Appropriate Officer”). Each such signature upon the Global Warrant Certificates may be in the form of a facsimile or other electronically transmitted signature (including, without limitation, electronic transmission in portable document format (.pdf)) of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile or other electronically transmitted signature of any Appropriate Officer who shall have been an Appropriate Officer at the time of entering into this Warrant Agreement. If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be such Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or delivered by the Company, such Global Warrant Certificates nevertheless may be countersigned and delivered as though such Appropriate Officer had not ceased to be such Appropriate Officer of the Company; and any Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper Appropriate Officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such Appropriate Officer.
     Global Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.
     SECTION 5 Registration and Countersignature. Upon receipt of a written order of the Company, the Warrant Agent, on behalf of the Company, shall (i) register in the Warrant Register (as defined below) the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in this Warrant Agreement and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, countersign one or more Global Warrant Certificates evidencing Warrants and shall deliver such Global Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Book-Entry Warrants and the number of Warrants that are to be issued as one or more Global Warrant Certificates. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Warrant Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. Each holder of Warrants shall be bound by all of the terms and provisions of this Warrant Agreement (a copy of which is available on request to the Secretary of the Company) as fully and effectively as if such holder had signed the same.
     No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been countersigned by the manual or facsimile signature of the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.
     The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6 of this Warrant Agreement, all in form satisfactory to the Company and the Warrant Agent.
     Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Warrant Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Global Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the holder of the Warrant thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.
     SECTION 6 Registration of Transfers and Exchanges.
          (a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with this Warrant Agreement and the procedures of the Depository therefor.
          (b) Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.
               (i) Any holder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall register in the name of the holder a Book-Entry Warrant and deliver to said Warrant holder a Warrant Statement.
               (ii) Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Statements to the persons in whose names such Warrants are so registered.

          (c) Transfer and Exchange of Book-Entry Warrants. Book-Entry Warrants surrendered for exchange or for registration of transfer shall be cancelled by the Warrant Agent. Such cancelled Book-Entry Warrants shall then be disposed of by or at the direction of the Company in accordance with applicable law. When Book-Entry Warrants are presented to or deposited with the Warrant Agent with a written request:
               (i) to register the transfer of the Book-Entry Warrants; or
               (ii) to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations, then in each case the Warrant Agent shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the holder thereof or by his attorney, duly authorized in writing.
          (d) Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. Upon receipt by the Warrant Agent of appropriate written instruments of transfer with respect to a Book-Entry Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant (such instruments of transfer and instructions to be duly executed by the holder thereof or the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signatures to be guaranteed by an eligible guarantor institution to the extent required by the Warrant Agent or the Depositary), then the Warrant Agent shall cancel such Book-Entry Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue, and the Warrant Agent shall countersign, a new Global Warrant Certificate representing the appropriate number of Warrants.
          (e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Warrant Agreement (other than the provisions set forth in Section 6(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
          (f) Book-Entry Warrants. If at any time:
               (i) the Depository for the Global Warrant Certificates notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Warrant Certificates and a successor Depository for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or
               (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that all Warrants shall be exclusively in the form of Book-Entry Warrants, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company and all other necessary information, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates, in such names and in such amounts as directed by the Depository or, in the absence of instructions from the Depository, the Company.

          (g) Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Book-Entry Warrants, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or cancelled and retained pursuant to applicable law by, the Warrant Agent.
          (h) Obligations with Respect to Transfers and Exchanges of Warrants.
               (i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign Global Warrant Certificates and the Warrant Agent is hereby authorized to register Book-Entry Warrants, in accordance with the provisions of Sections 3 and 4 hereof and this Section 6 and for the purpose of any distribution of additional Global Warrant Certificates contemplated by Section 12 hereof.
               (ii) All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.
               (iii) So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Warrant Agreement. Except as provided in Sections 6(b)and 6(f) hereof upon the exchange of a beneficial interest in a Global Warrant Certificate for a Book-Entry Warrant, owners of beneficial interests in a Global Warrant Certificate will not be entitled to have any Warrants registered in their names, and will not receive or be entitled to receive physical delivery of any such Warrants and will not be considered the owners or holders thereof under the Warrants or this Warrant Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in a Global Warrant Certificate.
               (iv) Subject to Sections 6(b), (c) and (d) hereof and this Section 6(h), the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any Book-Entry Warrants in the Warrant Register and the transfer of any Global Warrant Certificates in the Warrant Register, upon surrender of the Global Warrant Certificates representing such Warrants at the Warrant Agent Office referred to in Section 21 hereof (the “Warrant Agent Office”), duly endorsed, and accompanied by a completed form of assignment (or with respect to a Book-Entry Warrant, only such completed form of assignment), duly signed by the holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by an eligible guarantor institution to the extent required by the Warrant Agent or the Depositary.
     Upon any such registration of transfer, a new Global Warrant Certificate or a Warrant Statement, as the case may be, shall be issued to the transferee.
     SECTION 7 Acknowledgment;Securities Law Compliance. Each Warrant holder, by its acceptance of any Warrant under this Warrant Agreement, acknowledges and agrees that the Warrants were issued, and the Warrant Shares issuable upon exercise thereof shall be issued, pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, and to the extent that a Warrant holder (or holder of Warrant Shares) is an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code, such holder may not be able to sell or transfer any Warrants or Warrant Shares in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder.
     SECTION 8 Terms of Warrants;Exercise of Warrants.
          (a) Subject to the terms of this Warrant Agreement, each Warrant holder shall have the right, which may be exercised at any time, and from time to time, in whole or in part, during the period commencing on the date of original issuance of the Warrant Certificates pursuant to the terms of this Warrant Agreement and ending at 5:00 p.m. New York City time, on [___]3 (the “Expiration Date”), to exercise each Warrant and receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the aggregate Exercise Price then in effect for such Warrant Shares. In addition, prior to the delivery of any Warrant Shares that the Company shall be obligated to deliver upon proper exercise of the Warrants, the Company shall comply with all applicable federal and state laws, rules and regulations which require action to be taken by the Company.
          (b) Subject to the adjustments set forth in Section 12, each Warrant, when exercised, will entitle the holder thereof to purchase one share of Common Stock at the Exercise Price then in effect for such share of Common Stock. Each Warrant not exercised pursuant to this Warrant Agreement prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of the Expiration Date.
          (c) The holder of Warrants may, until 5:00 p.m. New York City time, on the Expiration Date, exercise, in whole or in part, at any time or from time to time, such holder’s right to purchase Warrant Shares by:
               (i) providing written notice of such election (a “Warrant Exercise Notice”) to exercise the Warrants to the Company and Warrant Agent at the Warrant Agent Office, by overnight courier no later than 5:00 p.m. New York City time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase Warrant Shares substantially in the form set forth either (x) in Exhibit B-1 hereto, properly completed and executed by the holder, provided that such written notice may only be submitted by a holder with respect to Book-Entry Warrants; or (y) in Exhibit B-2 hereto, properly completed and executed by the holder, provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depositary, by or through persons that are direct participants in the Depositary;
               (ii) delivering no later than 5:00 p.m., New York City time, on the business day immediately prior to the applicable Settlement Date (as defined below), such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant Certificate; and
               (iii) subject to Section 8(h) below, paying the applicable aggregate Exercise Price for all Warrants being exercised (the “Exercise Amount”), together with all applicable taxes and charges. The date three business days after a Warrant Exercise Notice is delivered is referred to for all purposes under this Warrant Agreement as the “Settlement Date”.
          (d) For purposes of this Section 8, the following terms shall have the meanings set forth below:
     “Closing Price” means on any particular date (a) if the Warrant Shares are then listed or quoted on a Trading Market, (i) the closing price per share of Warrant Shares on such date on the principal Trading Market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices) or (ii) if there shall have been no sales of Warrant Shares on such principal Trading

[3]	The tenth anniversary of the Effective Date of the Plan.

Market on such day, the average of the reported closing bid and asked prices per share of Warrant Shares on such principal Trading Market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), (b) if the Warrant Shares are not then listed or quoted on a Trading Market and if prices for the Warrant Shares are then reported in the “pink sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the average of the reported closing bid and asked prices per share of Warrant Shares so reported or (c) if the shares of Warrant Shares are not then publicly traded the fair market value as of such date of a share of Warrant Shares as reasonably determined in good faith by the Board of Directors of the Company.
     “Trading Day” means (a) if the Warrant Shares are listed or quoted on a Trading Market, a day on which the principal Trading Market is open for business or (b) if the Warrant Shares are not listed or quoted on a Trading Market, a business day.
     “Trading Market” means any of the following markets or exchanges on which the Warrant Shares are listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
          (e) To the extent a Warrant Exercise Notice is delivered in respect of a Warrant prior to 5:00 p.m., New York City time, on the Expiration Date, but the deliveries and payments specified in Sections 8(a)(ii) and 8(a)(iii) above are effected thereafter but no later than 5:00 p.m., New York City time, on the Settlement Date, the Warrants shall be nonetheless deemed exercised prior to the Expiration Date for the purposes of this Warrant Agreement.
          (f) Subject to the adjustments set forth in Section 12 hereof, each Warrant, when exercised, will entitle the holder thereof to purchase one share of Common Stock at the Exercise Price then in effect. Each Warrant not exercised pursuant to this Warrant Agreement prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of such time.
          (g) Subject to Section 8(h), the Exercise Amount shall be payable in lawful money of the United States of America either (i) by certified or official bank check made payable to the order of the Company or (ii) by wire transfer in immediately available funds to an account arranged with the Company prior to exercise.
          (h) In connection with the exercise of Warrants by the holder thereof, such holder shall have the right, in lieu of paying the Exercise Amount for such Warrants in cash (a “Cashless Exercise”), to instruct the Company to reduce the number of Warrant Shares issuable to such holder upon exercise of such Warrants by delivering to such holder a number of Warrant Shares determined in accordance with the following formula:

Warrant Shares Issuable Following a Cashless Exercise	=	(C — P) C	x	W
     For purposes this Section 8(h), the above symbols shall have the following meanings with respect to an exercise of Warrants by a holder thereof:
     “W” means the aggregate number of Warrant Shares issuable to such holder upon exercise of such Warrants prior to any reduction pursuant to this Section 8(h);
     “P” means the Exercise Price applicable to the exercise of such Warrants; and

     “C” means the Closing Price on the date of exercise of such Warrants.
     For purposes of Rule 144 under the Securities Act (17 CFR §230.144), the Company and the Warrant Agent agree that the exercise of Warrants in accordance with the Cashless Exercise option shall be deemed to be a conversion of such Warrants, pursuant to the terms hereof, into Warrant Shares.
          (i) Any exercise of a Warrant pursuant to the terms of this Warrant Agreement shall be irrevocable and shall constitute a binding agreement between the holder and the Company, enforceable in accordance with its terms; provided that a holder may condition its exercise of a Warrant on the consummation of a Reorganization Event (as defined below).
          (j) The Warrant Agent shall:
               (i) Examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of holders to ascertain whether, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms;
               (ii) where a Warrant Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;
               (iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems relating to the Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;
               (iv) advise the Company, no later than three business days after receipt of a Warrant Exercise Notice, of (x) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (y) the instructions with respect to delivery of the Warrant Shares, subject to the timely receipt from the Depository of the necessary information, and (z) such other information as the Company shall reasonably require; and
               (v) subject to the Warrant Shares being made available to the Warrant Agent by or on behalf of the Company for delivery to the Depository, liaise with the Depository and endeavor to effect such delivery to the relevant accounts at the Depository in accordance with its requirements.
          (k) All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be reasonably determined by the Company in good faith, which determination shall be final and binding. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s gross negligence, willful misconduct or bad faith (each as determined by a final, non appealable order of a court of competent jurisdiction), shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form. Such determination by the Company shall be final and binding on the holders, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise of Warrants. The Company shall be under no duty to give notice to the holders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.
          (l) As soon as reasonably practicable after the exercise of any Warrant, the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the holder of such Warrant either:
               (i) if such holder holds the Warrants being exercised through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such holder or for the account of a participant in the Depository the number of Warrant Shares to which such holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant

Exercise Notice by such holder or by the direct participant in the Depository through which such holder is acting; or
               (ii) if such holder holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the Warrant Shares registered on the books of the Company’s stock transfer agent (the “Transfer Agent”) or, at the Company’s option, by delivery to the address designated by such holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such holder is entitled, in fully registered form, registered in such name or names as may be directed by such holder. Such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the close of business on the date of the delivery thereof.
     Warrants shall be exercisable during the period provided for in Section 8(a) at the election of the holder thereof, either as an entirety or from time to time for a portion of the number of Warrant Shares issuable upon exercise of such Warrants. If less than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to 5:00 p.m., New York City time, on the Expiration Date, a new Global Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Global Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the new Global Warrant Certificate(s) pursuant to the provisions of Section 5 hereof and this Section 8. The person in whose name any certificate or certificates for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise of a Warrant shall be deemed to have become the holder of record of such Warrant Shares on the date such Warrant Exercise Notice is delivered.
          (m) For purposes of this Warrant Agreement, a “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close or remain closed. In accordance with Section 14 hereof, no fractional shares shall be issued upon exercise of any Warrants.
          (n) All Global Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Global Warrant Certificates shall then be disposed of by or at the direction of the Company in accordance with applicable law. The Warrant Agent shall (x) advise an authorized representative of the Company as directed by the Company by the end of each day on which Warrants were exercised, of (i) the number of shares of Warrant Shares issued upon exercise of a Warrant, (ii) the delivery of Global Warrant Certificates evidencing the balance, if any, of the shares of Common Stock issuable after such exercise of the Warrant and (iii) such other information as the Company shall reasonably require and (y) concurrently pay to the Company all funds received by the Warrant Agent in payment of the aggregate Exercise Price. The Warrant Agent shall confirm such information to the Company in writing.
          (o) The Warrant Agent shall keep copies of this Warrant Agreement and any notices given or received hereunder, and provide, at the Company’s expense, copies thereof to any registered holder of the Warrants requesting, in writing, such copy prior to 5:00 p.m., New York City time, on the Expiration Date. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Warrant Agreement as the Warrant Agent may reasonably request.
     SECTION 9 Payment of Taxes. No service charge shall be made to any holder of a Warrant for any exercise, exchange or registration of transfer of Warrants, and the Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that neither the Company nor the Warrant Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of Warrant Shares or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant surrendered upon the exercise of a Warrant, and the Company and the Warrant Agent shall not be required to issue or deliver such Warrant Shares or the certificates representing the Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company and the Warrant Agent that such tax has been paid.
     SECTION 10 Mutilated or Missing Warrant Certificates. The Company may issue and the Warrant Agent shall countersign, upon evidence satisfactory to the Company and the Warrant Agent of the loss, theft, mutilation or destruction of the Global Warrant Certificate in lieu of the Global Warrant Certificate, a new warrant certificate of like tenor and amount in the place of any Global Warrant Certificate theretofore issued by it, alleged to have been lost, stolen, mutilated or destroyed, and the Company and the Warrant Agent may require the owner of the lost, stolen, mutilated or destroyed certificate, or such owner’s legal representative, to give the Company and the Warrant Agent a bond sufficient to indemnify them against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Global Warrant Certificate or the issuance of such new certificate.
     SECTION 11 Reservation of Shares of Common Stock.
          (a) The Company will at all times reserve and keep available out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of Warrants, the maximum number of shares of Common Stock that may then be deliverable upon the exercise of all outstanding Warrants, and the Transfer Agent is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent. The Warrant Agent is hereby irrevocably authorized and directed to requisition from time to time from the Transfer Agent stock certificates issuable upon exercise of outstanding Warrants. The Company will supply the Transfer Agent with duly executed stock certificates for such purpose and will, upon request, provide or otherwise make available any cash which may be payable as provided in Section 14. The Company will furnish the Transfer Agent with a copy of all notices of adjustments and certificates related thereto, transmitted by the Company to the Warrant Agent and each holder. The Warrant Agent shall have no duty or obligation to investigate or confirm the accuracy of the information or the genuineness of the signatures contained in such notices or certificates.
          (b) The Company covenants that all shares of Common Stock that may be issued upon exercise of Warrants will be, upon payment of the aggregate Exercise Price and issuance thereof, duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any liens, charges and security interests created by the Warrant holder or the person to which the shares of Common Stock are to be issued).
     SECTION 12 Adjustments. The number of shares of Common Stock for which a Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth in this Section 12.
          (a) Stock Dividends, Subdivisions, Combinations, Recapitalizations and Reclassification.
               (i) If at any time the Company shall: (A) pay a dividend on its Common Stock (or make some other distribution on its Common Stock) consisting of shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Common Stock or other shares of capital stock for which a Warrant is exercisable shall be adjusted so that the holder of each Warrant shall be entitled upon exercise to receive the number of shares of Common Stock or other shares of capital stock that such Warrant holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event (or, in the case of a dividend or distribution of Common Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 12(a) shall become effective immediately upon and contemporaneously with the effectiveness of such event.
               (ii) Whenever the number of shares of Common Stock purchasable upon the exercise of any Warrant is adjusted as herein provided in Section 12(a), the Exercise Price shall be adjusted to equal (A) the Exercise Price immediately prior to such adjustment multiplied by the number of shares of Common Stock for which a Warrant is exercisable immediately prior to such adjustment divided by (B) the number of shares of Common Stock for which a Warrant is exercisable immediately after such adjustment.
          (b) Extraordinary Dividends or Distributions. If the Company, at any time after the date of this Agreement, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock (in their capacity as such) or other shares of capital stock into which the Warrants are convertible, other than (i) a dividend or distribution described in Section 12(a)(i)(A), or (ii) distributions made to the holders of Common Stock upon the consummation of a Reorganization Event (any such non-excluded dividends or distributions, an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, dollar-for-dollar by the amount of cash and/or the fair market value (as reasonably determined in good faith by the Board of Directors of the Company, without regard to any illiquidity or minority discounts) of any securities or other assets paid or distributed on each share of Common Stock in respect of such Extraordinary Dividend.
          (c) Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Warrant Shares for which a Warrant is exercisable and the Exercise Price provided for in this Section 12:
               (i) When Adjustments to Be Made. The adjustments required by this Section 12 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. All calculations shall be made to the nearest cent and to the nearest one-thousandth of a share, as the case may be.
               (ii) Fractional Interests. In computing adjustments pursuant to this Section 12 (but subject to Section 14), fractional interests in Common Stock shall be taken into account to the nearest 1/1000th of a share.
               (iii) Adjustments Not Made as of Settlement Date. If the adjustments required by this Section 12 have not been made by the Settlement Date, and the shares to be received by a Warrant holder on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then the Company will adjust the number of shares that the Company will deliver to such Warrant holder in respect of the relevant Trading Day to reflect the relevant distribution or transaction.
               (iv) When No Adjustment Required. No adjustment need be made under this Section 12 for any issuance of options, equity or equity-based grants or other securities pursuant to the Company’s Management Equity Incentive Program (as defined in the Plan).
          (d) Reorganization, Reclassification, Merger or Consolidation of the Company.
               (i) If a Reorganization Event shall occur, as a condition to the consummation of such Reorganization Event, effective provisions shall be made in the certificate of incorporation or articles of incorporation of the continuing or surviving or acquiring or resulting entity, or in any contract or agreement providing for such Reorganization Event, so that so long as any Warrant remains outstanding, each Warrant, upon the exercise thereof at any time after the consummation of such Reorganization Event, shall be exercisable into (at an initial Exercise Price equal to the Exercise Price in effect immediately prior to such Reorganization Event), in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, solely the amount of cash, securities or other property (“Substituted Property”) receivable pursuant to such Reorganization Event by a holder of the number of shares of Warrant Shares for which a Warrant is exercisable immediately prior to the effective time of such Reorganization Event assuming such holder of Warrant Shares did not exercise its rights of election, if any, as to the kind or amount of Substituted Property receivable upon such Reorganization Event (provided that, if the kind or amount of Substituted Property receivable upon such Reorganization Event is not the same for each share of Warrant Shares in respect of which such rights of election shall not have been exercised (“nonelecting share”), then for the purposes of this Section 12(d)(i) the kind and amount of Substituted Property receivable upon such Reorganization Event for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the electing shares). The provisions set forth herein providing for adjustments and otherwise for the protection of the holders of Warrants shall thereafter continue to be applicable on an as nearly equivalent basis as may be practicable and any such continuing or surviving or acquiring or resulting entity shall expressly assume all of the obligations of the Company set forth herein to the extent applicable.
               (ii) For purposes hereof, a “Reorganization Event” shall mean any transaction which the Company enters into constituting (i) a consolidation, merger, share exchange or similar transaction of the Company with or into another person pursuant to which the Common Stock is changed into, converted into or exchanged for cash, securities or other property (whether of the Company or another person); (ii) a reorganization, recapitalization or reclassification or similar transaction in which the Common Stock is exchanged for securities other than Common Stock (other than in circumstances covered by Section 12(a)); or (iii) a statutory exchange of the outstanding shares of Common Stock for securities of another person (other than in connection with a consolidation, merger, share exchange or other similar transaction).
          (e) Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the Exercise Price to be less than the par value per share of Common Stock (if any) unless the Company shall take such corporate action in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Exercise Price.
     SECTION 13 Priority Adjustments, Further Actions. If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of Section 12 hereof, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the holders of the Warrants then outstanding, absolute value.
     SECTION 14 Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon the exercise of the Warrants if it elects, if otherwise permitted, to make a cash payment in respect of any final fraction of a share upon such exercise (after aggregating all fractional shares of each holder). If more than one Warrant shall be presented for exercise at the same time by the same holder, the number of full shares of Common Stock that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock purchasable on exercise of all of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 14, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall notify the Warrant Agent in writing of the amount to be paid in lieu of the fraction of a share of Common Stock and concurrently pay or provide to the Warrant Agent for payment to the Warrant holder an amount in cash equal to the product of (i) such fraction of a share of Common Stock and (ii) the Closing Price of a share of Common Stock for the Trading Day immediately preceding the date the Warrant was presented for exercise pursuant to Section 8 hereof. The Warrant Agent shall have no duty with respect to any payment for Warrant Shares under any Section of this Warrant Agreement relating to the payment of fractional Warrant Shares unless and until the Warrant Agent shall have received such notice and sufficient monies.

     SECTION 15 Warrant Holders not Stockholders. Nothing contained in this Warrant Agreement or in any of the Global Warrant Certificates shall be construed as conferring upon the holders of any Warrant (solely in its capacity as a holder of a Warrant) (i) the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter for which stockholders are entitled to vote or to attend any such meetings or any other proceedings of the holders of Common Stock; (ii) without limiting the provisions of Section 12 hereof, the right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date precedes, the date of the exercise of such Warrant; or (iii) any other rights whatsoever as stockholders of the Company. The Warrant Agent shall have no duty to monitor or enforce compliance with this provision.
     SECTION 16 No Redemption. The Company shall not have any right to redeem any of the Warrants evidenced hereby.
     SECTION 17 Merger, Consolidation or Change of Name of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. If, at the time such successor to the Warrant Agent by merger or consolidation succeeds to the agency created by this Warrant Agreement, any of the Global Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if, at that time any of the Global Warrant Certificates shall not have been countersigned, any such successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force and effect provided in the Global Warrant Certificates in this Warrant Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Global Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Warrant Agreement.
     SECTION 18 Warrant Agent. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Warrant Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:
          (a) The Warrant Agent may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by or who may be an employee of the Warrant Agent or one of its affiliates), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability and of information therein contained) which is believed by the Warrant Agent, in good faith, to be genuine and to be signed or presented by the proper person or persons as set forth in Section 18(d).
          (b) The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred.

          (c) The statements contained herein and in the Global Warrant Certificates shall be deemed to be statements of the Company only. The Warrant Agent assumes no responsibility for the correctness of any of the same and shall not be required to verify the same.
          (d) Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Company’s Chairman of the Board, Chief Executive Officer, President or any Vice President and delivered to the Warrant Agent; and in reliance upon such certificate, the Warrant Agent shall take any action or omit to take any action authorized under the provisions of this Warrant Agreement. In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is uncertain of any action to take hereunder, the Warrant Agent, may, following prior written notice to the Company, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Warrant Agent.
          (e) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement (including, without limitation, any adjustment of the Exercise Price pursuant to Section 12 hereof, the authorization or reservation of shares of Common Stock pursuant to Section 11 hereof, and the due execution and delivery by the Company of this Warrant Agreement or any Global Warrant Certificate) or in the Global Warrant Certificates to be complied with by the Company.
          (f) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company or an employee of the Warrant Agent) and the Warrant Agent shall incur no liability or responsibility to the Company or any holder of any Warrant in respect of any action taken, suffered or omitted by it hereunder and in accordance with the opinion or the advice of such counsel.
          (g) The Warrant Agent shall incur no liability or responsibility for any action taken in reliance on any Global Warrant Certificate, Warrant Statement, certificate representing shares of Common Stock, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall not be bound by any notice or demand, or any waiver, modification, termination or revision of this Warrant Agreement or any of the terms hereof, unless evidenced by a writing between and signed by, the Company and the Warrant Agent. The Warrant Agent shall not be required to take instructions or directions except those given in accordance with this Warrant Agreement.
          (h) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or unintentional misconduct of any such attorneys or agents or for any loss to the Company or the holders of the Warrants resulting from any such act, default, neglect or unintentional misconduct, absent gross negligence, willful misconduct or bad faith (as each is determined by a final non-appealable order of a court of competent jurisdiction) in the selection and continued employment or engagement thereof.
          (i) The Warrant Agent will not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Global Warrant Certificates.
          (j) The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Warrant Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).
          (k) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the preparation, delivery, administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder, to reimburse the Warrant Agent for all reasonable expenses (including reasonable counsel fees), taxes (including withholding taxes) and governmental charges and other charges of any kind and nature actually incurred by the Warrant Agent in the execution, delivery and performance of its responsibilities under this Warrant Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent, or any person acting on behalf of the Warrant Agent, in the execution, delivery and performance of its responsibilities under this Warrant Agreement except as a result of its gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable order of a court of competent jurisdiction).
          (l) The Warrant Agent, shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more holders of Global Warrant Certificates shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Warrant Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the holders of the Warrants, as their respective rights or interests may appear.
          (m) Except as otherwise prohibited by applicable law, the Warrant Agent, and any member, stockholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
          (n) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Warrant Agreement, except for its own gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable order of a court of competent jurisdiction); provided that in no event shall the Warrant Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, without limitation, lost profits). Any liability of the Warrant Agent under this Agreement, except for liability arising out of, or in connection with, the gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable order of a court of competent jurisdiction) of the Warrant Agent, will be limited to the amount of aggregate fees paid by the Company to the Warrant Agent.
          (o) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant to make or cause to be made any adjustment of the Exercise Price or number of the shares of Common Stock or other securities or property deliverable as provided in this Warrant Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such shares of Common

Stock or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto. The Warrant Agent shall not be accountable to confirm or verify the accuracy or necessity of any calculation.
          (p) The Company agrees to perform, execute and acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
          (q) The Warrant Agent shall have no responsibility or liability with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make or be liable for any adjustments required under any provision hereof, including but not limited to Section 11 hereof, or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.
          (r) Notwithstanding anything to the contrary contained herein, the Company shall make all determinations with respect to Cashless Exercises, and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company determination regarding the number of Shares to be issued in the event of a Cashless Exercise is accurate or correct. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall also have no duty or obligation to investigate or confirm whether any determination of the Exercise Amount under Section 8 is correct or accurate.
          (s) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights, except to the extent otherwise expressly set forth herein.
          (t) Notwithstanding the foregoing, nothing in this Section 18 shall relieve the Warrant Agent from any liability arising from the Warrant Agent’s transfer of any Warrant without obtaining confirmation from the Company as described in Section 6 hereof.
          (u) All rights and obligations contained in this Section 18 and Section 19 hereof shall survive the termination of this Warrant Agreement and the resignation, replacement or removal of the Warrant Agent.
     SECTION 19 Expenses. All expenses incident to the Company’s performance of or compliance with this Warrant Agreement will be borne by the Company, including, without limitation: (i) all expenses of printing Global Warrant Certificates; (ii) messenger and delivery services and telephone calls; (iii) all fees and disbursements of counsel for the Company; (iv) all fees and disbursements of independent certified public accountants or knowledgeable experts selected by the Company; and (v) the Company’s internal expenses (including, without limitation, all salaries and expenses of their officers and employees performing legal or accounting duties).
     SECTION 20 Change of Warrant Agent.
          (a) If the Company terminates the Warrant Agent or the Warrant Agent shall become incapable of acting as Warrant Agent or shall resign as provided below, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has terminated the Warrant Agent or it has been notified in writing of a resignation or incapacity by the Warrant Agent, then any holder of a Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under the laws of any state or of the United States of America. As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the holders of the Warrants at such holder’s address appearing on the Warrant Register. After appointment, the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. The former Warrant Agent shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.
          (b) The Warrant Agent may resign at any time and be discharged from the obligations hereby created by so notifying the Company in writing at least 30 days in advance of the proposed effective date of its resignation. If no successor Warrant Agent accepts the engagement hereunder by such time, the Company shall act as Warrant Agent.
     SECTION 21 Notices to the Company and Warrant Agent. Any notice or demand authorized or permitted by this Warrant Agreement to be given or made by the Warrant Agent or by any holder of the Warrants to or on the Company to be effective shall be in writing (including by facsimile), and shall be deemed to have been duly given or made when delivered by hand, or two (2) business days after being delivered to a recognized courier (whose stated terms of delivery are two (2) business days or less to the destination of such notice), or five (5) days after being deposited in the mail, first class and postage prepaid or, in the case of facsimile notice, when received, addressed as follows (until another address or facsimile number is filed in writing by the Company with the Warrant Agent):
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Facsimile:       (734) 710-7112
Attention:       Chief Financial Officer
with a copy (which shall not constitute notice) to:
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Facsimile:       (302) 652-4400
Attention:        Laura Davis Jones
                        James E. O’Neill
                        Mark M. Billion
and
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:      (312) 862-2200
Attention:       James H. M. Sprayregen, P.C.
                       James J. Mazza, Jr.
                       Gerald T. Nowak, P.C.
                       Howard Norber

and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile:      (212) 446-4900
Attention:      Marc Kieselstein, P.C.
                       Brian S. Lennon
Any notice or demand pursuant to this Warrant Agreement to be given by the Company or by any holder(s) of the Warrants to the Warrant Agent shall be sufficiently given if sent in the same manner as notices or demands are to be given or made to or on the Company (as set forth above) to the Warrant Agent at the Warrant Agent Office as follows (until another address is filed in writing by the Warrant Agent with the Company):
          [___]
     SECTION 22 Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Warrant Agreement (a) without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect the rights or interests of the holders of Warrants or (b) with the prior written consent of holders of the Warrants exercisable for a majority of the shares of Common Stock then issuable upon exercise of the Warrants then outstanding; provided, however, that the consent of each holder of a Warrant affected shall be required for any amendment of this Warrant Agreement that would (i) increase the Exercise Price or decrease the number of shares of Common Stock purchasable upon exercise of the Warrants, except that such consent shall not be required for any adjustment to the Exercise Price or the number of shares of Common Stock purchasable if made pursuant to the provisions of Section 12 hereof, (ii) alter the Company’s obligation to issue Warrant Shares upon exercise of the underlying Warrant (other than pursuant to adjustments otherwise provided for in this Agreement, including the adjustments provided for in Section 12 hereof), (iii) change the Expiration Date of the Warrants to an earlier date, (iv) waive the application of the adjustment provisions contained in Section 12 in connection with any events to which such provisions apply or otherwise modify the adjustment provisions contained in Section 12 in a manner that would have an adverse economic impact on the holders of Warrants, or (v) treat such holder differently in an adverse way from any other holder of Warrants. The Warrant Agent may, but shall not be obligated to, execute any amendment or supplement which affects the rights or increases the duties or obligations of the Warrant Agent.
     SECTION 23 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company, the holders of the Warrants or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 24 Termination. This Warrant Agreement shall terminate at 5:00 p.m., New York City time, on the Expiration Date (or, at 5:00 p.m., New York City time, on the Settlement Date with respect to any Warrant Exercise Notice delivered prior to 5:00 p.m., New York City time, on the Expiration Date). Notwithstanding the foregoing, this Warrant Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. Termination of this Warrant Agreement shall not relieve the Company or the Warrant Agent of any of their obligations arising prior to the date of such termination or in connection with the settlement of any Warrant exercised prior to 5:00 p.m., New York City time, on the Expiration Date.
     SECTION 25 Governing Law. This Warrant Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles.
     SECTION 26 Benefits of this Warrant Agreement. This Warrant Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the holders of the Warrants, and nothing in this Warrant Agreement shall be construed to give to any person other than the Company, the Warrant Agent and the holders of the Warrants any legal or equitable right, remedy or claim under this Warrant Agreement. Each holder, by acceptance of a Warrant, agrees to all of the terms and provisions of this Warrant Agreement applicable thereto.
     SECTION 27 Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 28 Further Assurances. From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Warrant Agent such further documents and instruments and shall do and cause to be done such further acts as the Warrant Agent shall reasonably request (it being understood that the Warrant Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Warrant Agreement, to evidence compliance herewith or to assure itself that it is protected hereunder.
     SECTION 29 Entire Agreement. This Warrant Agreement and the Global Warrant Certificates constitute the entire agreement of the Company, the Warrant Agent and the holders of the Warrants with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the holders of the Warrants with respect to the subject matter hereof. Except as expressly made herein, the Company makes no representation, warranty, covenant or agreement with respect to the Warrants.
     SECTION 30 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement; provided, however, that if such excluded or added provision shall materially affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon notification in writing to the Company.
     SECTION 31 Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.

VISTEON CORPORATION
By:
Name:
Title:

[___],
as Warrant Agent

By:
Name:
Title:

21

EXHIBIT A
FORM OF GLOBAL WARRANT CERTIFICATE
FORM OF FACE OF GLOBAL WARRANT CERTIFICATE
VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON [_____]
THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, EXCHANGE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF THE WARRANT AGREEMENT, DATED AS OF [___], 2010 (THE “WARRANT AGREEMENT”), BETWEEN THE ISSUER OF THIS CERTIFICATE AND THE WARRANT AGENT NAMED THEREIN. BY ACCEPTING ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE RECIPIENT OF SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF THE WARRANT AGREEMENT. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY OF THE ISSUER OF THIS CERTIFICATE.

NO. W-1	WARRANT TO PURCHASE
___SHARES OF COMMON
STOCK
VISTEON CORPORATION
WARRANT TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE
CUSIP # [_____]
DISTRIBUTION DATE: [_____], 2010
     This Global Warrant Certificate certifies that Cede & Co., or its registered assigns, is the registered holder of a Warrant (this “Warrant”) of VISTEON CORPORATION, a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth above (as adjusted from time to time in accordance with the terms of the Warrant Agreement). This Warrant expires at 5:00 p.m., New York City time on [___] (the “Expiration Date”) and entitles the holder upon exercise at any time, and from time to time, in whole or in part, on or after the date of this Warrant Certificate and prior to the Expiration Date to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock set forth above at an exercise price of $9.66 per share of Common Stock (as adjusted from time to time in accordance with the terms of the Warrant Agreement, the “Exercise Price”). The Exercise Price and the number of shares of Common Stock purchasable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS GLOBAL WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.
     This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
     All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Warrant Agreement.

22

     IN WITNESS WHEREOF, the Company has caused this Global Warrant Certificate to be executed by its duly authorized officers as of the date below set forth.
Dated:               , 2010

VISTEON CORPORATION
By:
Name:
Title:
Countersigned:
[___],
as Warrant Agent

By:
Name:
Title:

Address of Registered Holder for Notices (until changed in accordance with the Warrant Agreement):

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE
     The Warrant evidenced by this Global Warrant Certificate is a part of a duly authorized issue of Warrants to purchase up to              shares of Common Stock issued pursuant to the Warrant Agreement. The Warrant Agreement is hereby incorporated by reference herein and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the registered holders of the Warrants. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Warrant Agreement.
     Upon due presentment for registration of transfer of the Warrant and surrender of this Global Warrant Certificate at the office of the Warrant Agent designated for such purpose, a new Global Warrant Certificate or Global Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Global Warrant Certificate, subject to the limitations set forth in the Warrant Agreement, without charge except for any applicable tax or other charge.
     Subject to Section 14 of the Warrant Agreement, the Company shall not be required to issue fractional shares of Common Stock.
     No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act state securities laws or other applicable law. The Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company.
     The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be transferred in whole pursuant to Section 6(e) of the Warrant Agreement (as hereinafter defined) and (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Sections 6(g) and 8(n) of the Warrant Agreement.
     Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co., or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.
     No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books and records of the Company or the Warrant Agent until the provisions set forth in the Warrant Agreement have been complied with.
     In the event of any conflict or inconsistency between this Global Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

EXHIBIT B-1
EXERCISE FORM FOR HOLDERS
HOLDING BOOK-ENTRY WARRANTS
(To be executed upon exercise of the Warrant(s))
The undersigned hereby irrevocably elects to exercise the right, represented by the Book-Entry Warrant(s), to purchase shares of Common Stock of Visteon Corporation and (check one or both):
☐	herewith tenders in payment for ________ shares of Common Stock an amount of $________ by certified or official bank check made payable to the order of Visteon Corporation or by wire transfer in immediately available funds to an account arranged with Visteon Corporation; and/or

☐	herewith tenders the Warrant(s) for ________ shares of Common Stock pursuant to the cashless exercise provision of Section 8 (h) of the Warrant Agreement.
Please check below if this exercise is contingent upon the consummation of a Reorganization Event as provided in Sections 8(i) and 12(d) of the Warrant Agreement:
☐	This exercise is being made in connection with a Reorganization Event; provided, that in the event the Reorganization Event shall not be consummated, then this exercise shall be deemed to be revoked.
The undersigned requests that a statement representing the shares of Common Stock issued upon exercise of the Warrant(s) be delivered in accordance with the instructions set forth below.
Dated:                      , 20
THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE WARRANT AGREEMENT.
THE UNDERSIGNED REQUESTS THAT A STATEMENT REPRESENTING THE SHARES OF COMMON STOCK BE DELIVERED AS FOLLOWS:

Name:

(Please Print)

Address:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable):

IF SAID NUMBER OF SHARES SHALL NOT BE ALL THE SHARES PURCHASABLE UNDER THE WARRANT(S), THE UNDERSIGNED REQUESTS THAT NEW BOOK-ENTRY WARRANT(S) REPRESENTING THE BALANCE OF SUCH WARRANT(S) SHALL BE REGISTERED AS FOLLOWS:

Name:

(Please Print)

Address:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable):

Signature:

Name:

Capacity in which Signing:

SIGNATURE GUARANTEED BY:

     Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

EXHIBIT B-2
EXERCISE FORM FOR HOLDERS
HOLDING WARRANTS THROUGH THE DEPOSITORY TRUST COMPANY
TO BE COMPLETED BY DIRECT PARTICIPANT
IN THE DEPOSITORY TRUST COMPANY
(To be executed upon exercise of the Warrant(s))
The undersigned hereby irrevocably elects to exercise the right, represented by Global Warrant Certificate No. ___ held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase ___ shares of Common Stock of Visteon Corporation and (check one or both):
☐	herewith tenders in payment for such shares an amount of $___ by certified or official bank check made payable to the order of Visteon Corporation or by wire transfer in immediately available funds to an account arranged with Visteon Corporation; and/or

☐	herewith tenders the Warrant(s) for ___ shares of Common Stock pursuant to the cashless exercise provision of Section 8 (h) of the Warrant Agreement.
Please check below if this exercise is contingent upon the consummation of a Reorganization Event as provided in Sections 8(i) and 12(d) of the Warrant Agreement:
☐	This exercise is being made in connection with a Reorganization Event; provided, that in the event the Reorganization Event shall not be consummated, then this exercise shall be deemed to be revoked.
The undersigned requests that the shares of Common Stock issuable upon exercise of the Warrant(s) be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.
     Dated:                     , 20
THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CVISTEONING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANT(S) ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.
ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE WARRANT AGREEMENT.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:

Account Name

(Please Print)

Address:

Contact Name:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable):

Account from which Warrant(s) are Being Delivered:
Depository Account Number:
WARRANT HOLDER DELIVERING WARRANT(S), IF OTHER THAN THE DIRECT PARTICIPANT: Name:

Name:

Contact Name:

Address:

Telephone:

Fax:

Account from which the Shares of Common Stock are to be Credited:
Depository Account Number:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

Name:

(Please Print)

Address:

Contact Name:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed By: